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                                         [IUC LOGO]

                                         INTERNATIONAL URANIUM CORPORATION
                                         2005 ANNUAL REPORT
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Dear Shareholders,

      Last year we reported to you that International Uranium Corporation's ("IUC's" or the "Company's") accomplishments during 2004 - commencement of exploration activities in the Athabasca Basin region in Saskatchewan Canada and resumption of our exploration program in Mongolia - would expand the Company's horizons and provide a long term basis for the Company's growth. We are pleased to report that, in addition to advancing its exploration activities in 2005, the Company also restarted its White Mesa Mill and expanded its U.S. mining assets during 2005, a year which also saw a significant increase in the uranium price and a strengthening of market fundamentals.

      Over the past year the uranium market saw spot prices reach levels not seen since the late 1970's. The spot uranium price rose steadily through the first five months of 2005, starting the year at $20.00 per pound and reaching $29.00 per pound by the end of May. Prices remained relatively stable during June-August but then began to rise over the next several months as near-term demand applied increasing pressure to available spot supplies. As of December 12, 2005, the spot price had increased to $35.25 per pound U3O8. Future prospects for the uranium market remain very positive. Based upon recent evaluations of the uranium market demand and supply, there appears to be a growing requirement for increased uranium production to meet the forecast needs of Western reactors. The most recent assessment of market trends published by the World Nuclear Association indicates that uranium production to support Western reactors will need to expand from its 2004 level of 93.2 million pounds, up to 123.0 million pounds in 2010 and reach 161.4 million pounds by 2015.

      The Company was able to take advantage of the strong uranium and financial markets by completing two flow-through financings in March and December, 2005, raising total gross proceeds of Cdn $13,587,500, and a private placement in October 2005, raising gross proceeds of Cdn $45,000,000. The flow-through proceeds will be used to fund work on the Company's Canadian uranium exploration properties, while the funds from the private placement are to be used towards reopening the Company's U.S. mines and for general working capital purposes.

Processing

      During the year, the Company's White Mesa Mill began processing a high-grade alternate feed material. The Mill had been on stand-by since May 2003. As a result of this processing campaign, the Company expects to produce approximately 500,000 pounds of uranium in 2006. The Company currently does not have any commercial contracts; therefore, the uranium produced will be sold at prevailing market prices. The Mill will be in operation for the remainder of 2006, processing this high-grade alternate feed and additional alternate feed materials currently stock piled at the Mill.

Mining

      In 2005, the Company began evaluating the re-start of its U.S. mining operations, and expanded its U.S. mining assets significantly through the acquisition of the Tony M mine, which is adjacent to its Bullfrog property in southeastern Utah. The Tony M mine, together with the Bullfrog property, comprises the Henry Mountains Complex, with an estimated combined uranium deposit of approximately 24 million pounds of U3O8 (not confirmed to be compliant with National Instrument 43-101 requirements, at this time). During the year, the Company commenced the process of permitting the Henry Mountains Complex for mining.

      As part of the evaluation process, the Company inspected a number of its mines on the Colorado Plateau, since these mines have not been in operation for a number of years. The conditions underground on most of the mines were excellent, and in others some rehabilitation will be required. Although the status of the Company's other mines is good,

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requiring some minor rehabilitation work to get them back up and running, significant increases in mine and mill consumables and reagents have led to increases in mining and milling operating costs. In fact, during the current mill run, the Company has seen a 25% increase in the cost of some reagents since the start of the processing campaign in March 2005. As a result, while the Company will continue its permitting efforts on the Henry Mountains Complex, the Company has postponed a decision to restart its U.S. mining operations until higher uranium prices are reached. If uranium prices continue to improve as expected, the Company anticipates re-opening its U.S. mining operations in 2006.

Saskatchewan Exploration

      Bolstered by the success of the 2004 drilling program on the Moore Lake property, the Company carried out winter and summer exploration programs drilling 90 holes totaling over 32,000 meters. In addition to the drilling program, the Company and its joint venture partner, JNR Resources Inc., completed 67 km of gravity surveys, 302.2 line km of ground geophysical surveys and 23.3 km of seismic surveying. During the year, the Company met its earn-in obligations and now owns a 75% interest in the Moore Lake property.

      The 2005 exploration program was successful in identifying two new potential uranium zones. These two potential new zones of unconformity-style uranium mineralization, the `527' zone and the `525' zone, were discovered along the same structural corridor that hosts the Maverick Main Zone. Drill hole ML-527 returned a grade equivalent of 0.41% U3O8 over 6.6 metres, including a
1.0 metre interval of 1.1% eU3O8 (i.e., equivalent % U3O8, as determined by a down hole radiometric probe). This hole was collared 450 metres northeast of the Maverick high-grade discovery hole ML-25. This intersection compares well with that obtained in ML-03, the very first hole to intersect significant uranium mineralization in the Maverick Zone. Hole ML-525 which was collared 1,400 metres to the northeast of the discovery hole ML-25 returned an assay of 0.226% U3O8 from a 4.5 metre interval of sandstone immediately above the unconformity.

      In addition to the discovery of the two new potential zones, the program also yielded additional high-grade results from two holes which extended the Maverick Main Zone. ML-97 returned 2.31% U3O8 over 7.75 meters, including a 2.25 meter intercept of 6.73% U3O8 which includes 12.4% U3O8 over 1.0 meter. ML-90 returned 1.18% U3O8 over 6.45 meters, including a 1.75 meter intercept of 3.07% U3O8.

      In the 2005 program, the Company also drilled a number of holes on other targets on the Nutana and West Venice grids. This drilling was reconnaissance in nature. The West Venice - Nutana corridor will be one of the main target areas for the 2006 winter drilling campaign.

      On the Company's 100% owned Key Lake South project, located southwest of Moore Lake, the Company has undertaken an airborne geophysical program and is planning a 120 line kilometer ground geophysical survey followed up by a 2,300 meter drill program during the 2006 winter program.

      On the remainder of the Company's Canadian properties, the Company has completed over 17,000 line kilometers of airborne geophysical programs and is currently evaluating the data from these programs as well as the work done on the projects by previous operators. This work will be used to develop exploration programs for the 2006 summer program.

      In 2005, the Company staked and optioned additional ground in the Athabasca Basin, bringing its total staked and optioned land position to over 590,000 hectares. With this newly acquired land package combined with existing properties, the Company now has one of the largest exploration programs in the Athabasca Basin. Given the size of the

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Company's exploration program, IUC opened a technical office in Saskatoon during the year, and the staff there will manage the Company's Saskatchewan exploration programs and aid in evaluation of further acquisitions both in the Basin and globally.

Mongolia Exploration

      In Mongolia, the Company recommenced its uranium exploration program, which had been put on stand-by in 2000, and expanded its property base by entering into an option to earn a 65% interest in Erdene Gold Corp.'s ("Erdene's") portfolio of 32 uranium licenses and applications in Mongolia.

      The 2005 exploration program ran from April to mid-October. Exploration drilling on the Gurvan Saihan Joint Venture properties, totaling approximately 34,000 meters in 372 exploration drill holes, investigated four areas where past geological and geophysical reconnaissance identified strong uranium anomalies. While the exploration drilling program did not identify any new uranium deposits, it did identify a number of areas for further follow-up. In addition, the Joint Venture has a number of other license areas yet to be drilled. In addition to the exploratory drilling, geologic reconnaissance work was also conducted in several new license areas obtained by the Gurvan Saihan Joint Venture and in the Company's own licensed areas. Based on the initial work in these new license areas, several targets have been advanced and will be drill tested in the 2006 field program. As of the end of the year, the Gurvan Saihan Joint Venture and the Company controlled in excess of 2.2 million hectares, not counting the Erdene properties.

      On the Erdene option properties, the exploration program identified eight targets on three properties in southern Mongolia. A 500 meter drilling program, designed to test these targets, was completed in the latter part of 2005 and the results are still pending. The Erdene-IUC joint venture controls in excess of 1 million hectares in the area of the central sedimentary basins in southeastern Mongolia.

      The 2006 Mongolia exploration program will be substantially expanded over the 2005 program. Exploration drilling is planned for the central Gobi region in Cretaceous depressions that are highly similar to the Gurvan Saihan Joint Venture's Hairhan, Haraat and Gurvan Saihan license areas, all of which hosts uranium mineralization. The Company also plans to conduct further reconnaissance drilling on high ranking Erdene licenses. The total drilling projected for the 2006 field season is approximately 60,000 meters in more than 650 holes.

      In addition to the drilling programs planned for 2006, prospecting, geologic mapping, and reconnaissance work will continue on the Company's own and Erdene license areas. Reconnaissance will include approximately 5,000 line kilometers of gamma spectrometric surveys, combined with detailed radiometric traverses and geologic mapping in areas of interesting anomalies. The objective of the 2006 reconnaissance work is to delineate targets for initial exploration drilling in the following field season.

      The Mongolian Government is currently reviewing its Mineral Law. At the present time, Mongolia possesses one of the most progressive mineral regimes in Asia. The Mineral Law of Mongolia was adopted in 1997 and provides a transparent licensing system that encourages investment in this sector. A number of amendments have been proposed within the past month, some of which could significantly affect the mining industry in Mongolia, including a portion of the Company's own exploration properties and the Erdene optioned properties. The Company is actively involved in efforts to work with the Mongolian government to provide input into the amendment process. At this time, the Company is hopeful, based on recent discussions with our Mongolian staff, and other companies working in Mongolia, that the current amendments will not significantly impact the Company's efforts. Since the Gurvan Saihan Joint Venture, which holds all of the Company's identified uranium deposits in Mongolia, operates under a Mineral Agreement which was signed prior

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to the formation of the Mineral Law and which takes precedence over specific provisions of the Mineral Law, it is unlikely that any such amendments would have an impact on the Gurvan Saihan Joint Venture properties.

Other U.S. Projects

      The Company had proposed an alternative solution for the relocation of the Moab tailings pile to the White Mesa Mill using slurry pipeline technology. The Moab uranium tailings pile, which is under the control of the U.S. Department of Energy ("DOE") is located adjacent to the Colorado River. The ongoing contamination of groundwater and seepage of pollutants into the river lead the DOE to investigate several alternatives for final remediation of the pile. During 2005, the DOE announced its decision to move the tailings to a site other than the White Mesa Mill. As a result of this decision, the Company is no longer pursuing this initiative.

      With respect to Urizon, the joint venture with Nuclear Fuel Services, Inc. ("NFS"), the DOE has selected a contractor who will be responsible for the feed source material that has been targeted by Urizon. NFS has met with the contractor and is optimistic that the Urizon program, which involves recycling the material for its uranium content, will be considered as an option for the disposition or sale of this material.

Fortress Minerals Corp.

      The Company continues to hold a 44.2% equity interest in Fortress Minerals Corp. ("Fortress"). In 2005, Fortress continued its exploration program in Mongolia for precious and base metals with three drilling programs, focused primarily in the Erdenet region. Fortress also undertook extensive field programs in the northern Huvsgol region of Mongolia. In addition, Fortress entered into an option agreement with Phelps Dodge Exploration Company to earn up to an 80% interest in the Svetloye gold project, located in eastern Russia. Fortress performed trenching work on the Svetloye project in 2005 and is planning a 10,000 meter drilling program commencing in January, 2006.

                         _____________________________

      When IUC was formed in 1997, it was amongst a group of only 20 to 30 companies in the uranium exploration and production industry. Today, that number is estimated at nearly 200 companies. With our asset base and recent acquisitions and financings, IUC is well positioned within this group of companies. IUC will continue to evaluate global opportunities to expand both its exploration and production asset portfolio, with a focus on near term production opportunities, and has the resources available to carry out its initiatives and to take advantage of acquisition opportunities as they may arise.

      On behalf of the Board, the management and the employees of IUC, I'd like to thank you, our shareholders, once again for your continuing support.

/s/ Ron F. Hochstein
--------------------
Ron F. Hochstein
President and Chief Executive Officer

December 19, 2005
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INTERNATIONAL URANIUM CORPORATION

Management's Discussion and Analysis
Year Ended September 30, 2005
(Expressed in U.S. Dollars, Unless Otherwise Noted)

INTRODUCTION

This Management's Discussion and Analysis ("MD&A") of International Uranium Corporation and its subsidiary companies and joint ventures (collectively, the "Company") provides a detailed analysis of the Company's business and compares its financial results with those of the previous year. This MD&A is dated as of December 19, 2005 and should be read in conjunction with, and is qualified by, the Company's consolidated financial statements and related notes for the fiscal year ended September 30, 2005. The financial statements are prepared in accordance with generally accepted accounting principles in Canada with a discussion in Note 24 of the material differences between Canadian and United States generally accepted accounting principles and practices affecting the Company. All dollar amounts are expressed in U.S. dollars, unless otherwise noted. All references to years such as "2005" or "2004" relate to the fiscal years ended September 30 of those years.

Other continuous disclosure documents, including the Company's press releases, quarterly and annual reports and Annual Report on Form 20-F, are available through its filings with the securities regulatory authorities in Canada at www.sedar.com and the United States Securities and Exchange Commission at www.sec.gov.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this MD&A and elsewhere in the Company's 2005 Annual Report constitute "forward-looking statements". Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statements were made, and readers are advised to consider such forward-looking statements in light of the risks set forth below and detailed under RISK FACTORS in the Company's Form 20-F.

Risk factors that could affect the Company's future results include, but are not limited to, risks inherent in mineral exploration and mining activities and other operating and development risks, competition, environmental regulations, changes to reclamation requirements, dependence on a limited number of customers, volatility and sensitivity to market prices for uranium and vanadium, ability to attract and retain skilled employees, the ability to find and retain qualified contractors, the impact of changes in foreign currencies' exchange rates, political risk arising from operating in Mongolia, changes in government regulation and policies including trade laws and policies, demand for nuclear power, replacement of reserves and production, receipt of permits and approvals from governmental authorities (including amendments for each alternate feed transaction).

OVERVIEW

International Uranium Corporation is incorporated under the Business Corporations Act (Ontario). The Company is engaged in uranium exploration in the Athabasca Basin region of Saskatchewan, Canada and in Mongolia. The Company is also in the business of recycling uranium-bearing waste materials, referred to as "alternate feed materials," for the recovery of uranium, alone or in combination with other metals, at the Company's White Mesa Mill (the "Mill") located near Blanding, Utah. The Company sells uranium recovered at the Mill from alternate feed processing and conventional mine production, as well as any vanadium and other metals produced as a co-product. In addition, the Company owns several uranium and uranium/vanadium mines in the United States that have been shut down since 1999, due to low commodity prices at the time.

Alternate feed materials, usually classified as waste products by the processing facilities that generate these materials, contain uranium in quantities or forms that that can be recovered at the Mill as an environmentally preferable alternative to direct disposal. The Company continues to devote resources to the development of the alternate feed business to help offset Mill and mine standby costs.

From 1999 until late 2003, the Company's resources were focused primarily on developing its alternate feed materials business and a precious and base metals exploration program in Mongolia. From 2003 to 2005, uranium spot prices increased significantly from $12.50 per pound of U3O8 on September 30, 2003 to $31.25 per pound of U(3)O(8) by September 30, 2005. As a result of these increases and improved market fundamentals, the Company acquired and staked uranium exploration properties in the Athabasca Basin region of Saskatchewan, Canada and commenced an exploration program on certain of those properties in early 2004. The Company also resumed uranium exploration in Mongolia in late 2004.

The Company continues to expand its portfolio of uranium exploration properties in Canada and Mongolia and is evaluating the re-commencement of its U.S. mining operations given increases in the market prices of uranium and vanadium.

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INTERNATIONAL URANIUM CORPORATION

Management's Discussion and Analysis
Year Ended September 30, 2005
(Expressed in U.S. Dollars, Unless Otherwise Noted)

During 2003, the Company entered into a joint venture with Nuclear Fuel Services, Inc. ("NFS") for the pursuit of an alternate feed program for the Mill. The joint venture is carried out through Urizon Recovery Systems, LLC ("Urizon"), a 50/50 joint venture company. In April 2003, NFS submitted an unsolicited proposal to the U.S. Department of Energy ("DOE") to fund the Urizon program. In January 2004, NFS was notified that the DOE would not fund the program at that time due to other higher priority needs. The DOE has chosen a contractor who will manage the disposition of the materials that would be the feedstock for the Urizon program, in conjunction with the closure of an existing DOE site. The joint venture currently expects that a decision will be made by the DOE in 2006 as to how it intends to proceed on the disposition of the material, and that the joint venture will have an opportunity to propose the Urizon Program to the DOE contractor as a suitable disposition option for this feedstock. The financial results for Urizon are included in the Company's financial statements on a proportionate consolidation basis.

During 2004, the Company sold its Mongolian precious and base metals exploration properties to Fortress Minerals Corp. ("Fortress"), a company incorporated in Canada and listed for trading on the TSX Venture Exchange. In exchange, the Company received 28,000,000 common shares of Fortress, representing 63.14% of the then issued and outstanding common shares of Fortress, and $656,580 in cash for reimbursement of costs incurred on the exploration properties for the period from the date of agreement to the actual transfer date. The net book value of the assets and liabilities transferred was $3,088,201. At September 30, 2005, the Company held 28,732,500 common shares of Fortress, representing 44.39% of the issued and outstanding common shares of Fortress, and a share purchase warrant to acquire an additional 366,250 common shares of Fortress at a price of Cdn $0.60 per share until expiry on September 1, 2006. Refer to INVESTMENT IN FORTRESS MINERALS CORP. for further details.

During 2005, the Company exercised its option to acquire a 75% interest in the Moore Lake Property located in the Athabasca Basin of Saskatchewan. The Company and JNR Resources Inc. ("JNR") are formalizing the terms of a 75/25 joint venture agreement.

SELECTED ANNUAL FINANCIAL INFORMATION

The following selected financial information was obtained directly from or calculated using the Company's consolidated financial statements for the years ended September 30, 2005, 2004 and 2003:

                                                           Years Ended September 30,
                                                      2005            2004           2003
                                                --------------  -------------- ---------------
RESULTS OF OPERATIONS:
  Total revenues                                $      130,816  $   2,424,456  $    12,550,018
  Net income (loss) for the year                    (2,372,188)    (2,186,679)       5,533,152
  Basic and diluted earnings (loss) per share            (0.03)         (0.03)            0.08

FINANCIAL POSITION:
  Working capital                               $    4,244,274  $  15,467,462  $     7,294,884
  Long-term investments                              4,938,055        892,221                -
  Mineral properties                                13,412,885      6,171,263        1,776,982
  Total assets                                      45,201,571     39,387,555       25,616,252
  Total long-term liabilities                       14,514,386     17,959,600       14,629,555

RESULTS OF OPERATIONS

GENERAL

The Company recorded a net loss of $2,372,188 ($0.03 per share) for 2005 compared with a net loss of $2,186,679 ($0.03 per share) for 2004, an increase of $185,509.

Revenues totaled $130,816 for 2005 compared with $2,424,456 for 2004, a decrease of $2,293,640. Revenues were higher in 2004 as a result of $1,582,628 in vanadium sales and higher process milling and engineering service revenues. Expenses totaled $9,047,092 for 2005 compared with $6,675,137 for 2004, an increase of $2,371,955 due primarily to increases in process milling expenditures, stock-based compensation and write-down of mineral property, offset by a decrease in mill stand-by expenditures. Other income and expenses totaled a net $6,570,889 for 2005 compared with $1,478,869 for 2004, an increase of $5,092,020 due primarily to increases in gain on sale of short-term investments, gain on foreign exchange and the recognition of dilution gain and minority interest as a result of the Fortress consolidation, offset by the initial recognition of the equity in loss of Fortress during 2005.

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INTERNATIONAL URANIUM CORPORATION

Management's Discussion and Analysis
Year Ended September 30, 2005
(Expressed in U.S. Dollars, Unless Otherwise Noted)

REVENUES

Revenues were $130,816 for 2005 compared with $2,424,456 for 2004, a decrease of $2,293,640 or 95%. For 2005, revenues consisted of process milling fees of $50,479 (2004: $420,646) generated under the Company's alternate feed processing agreements and engineering service fees of $80,337 (2004: $421,182). Engineering service fees relate to services provided by the Company, on a cost plus basis, to a related company reclaiming a mine site in the U.S. For 2004, revenues also included $1,582,628 from the sale of vanadium black flake from inventory. The Company continues to hold approximately 65,000 pounds of vanadium in inventory, as vanadium pregnant liquor, and is evaluating opportunities to sell this inventory.

During 2005, the Company received deliveries of alternate feed material from two sites. The Company receives a recycling fee for this type of alternate feed material once it is delivered to the Mill. A portion of the fees for the materials, equal to the costs that are incurred receiving materials, is recognized as revenue, while the remaining recycling fees are recorded as deferred revenue until the material is processed at which time they are recorded as revenue. In addition, the Company resumed receipt of alternate feed materials from a commercial metals producer in May 2005. The Company receives a fee on receipt of these materials, representing approximately 22% of the total fees from that producer, which is recorded as revenue, and a recycling fee, representing the remaining 78% of the fees from that producer, which is recorded as deferred revenue until the material is processed, at which time it becomes revenue. In addition to the recycling fees, the Company will retain any uranium recovered from these materials, which can be sold in subsequent periods, at which time the revenue from the sales will be recorded.

During 2005, the Company received 1,355 tons (2004: 8,849 tons) of alternate feed material and anticipates that receipt of alternate feed materials will be at reduced levels until the second quarter of 2006 when a new alternate feed generator is expected to begin shipments to the Mill. At September 30, 2005, approximately 45,900 tons of alternate feed materials remained in stockpile waiting to be processed during the current mill run.

The Mill began processing its stockpile of high-grade alternate feed materials on March 21, 2005. The Mill had been on stand-by since May 2003. During 2005, the Mill commenced processing of 4,170 tons of this material with the uranium to be produced in the first quarter of 2006. As of September 30, 2005, there were approximately 4,300 tons of these high-grade materials at the Mill to be processed, containing approximately 474,000 lbs of uranium. The Company does not receive a recycling fee for these types of material; however, the Company is able to retain all of the proceeds received from the sale of the uranium produced. In view of the continued rise in uranium prices expected by the Company, it currently does not have commercial forward sales commitments for the projected uranium production and will determine the most appropriate timing for its uranium sales.

PROCESS MILLING AND MILL STAND-BY EXPENDITURES

The Mill began processing high-grade alternate feed material on March 21, 2005. Prior to this and for all of 2004, the Mill was on stand-by.

Process milling expenditures were $1,438,844 for 2005 compared with $139,793 for 2004, an increase of $1,299,051 as a result of the Mill startup and operation. In addition to the process milling expenditures, in-process costs of $1,695,096 were incurred processing the alternate feed material, which have been included as part of inventory.

Mill stand-by expenditures were $1,037,995 for 2005 compared with $2,330,554 for 2004, a decrease of $1,292,559 as a result of the Mill startup. There were approximately six months of stand-by at the Mill for 2005 compared with a full twelve months for 2004.

Both process milling and mill stand-by expenditures consist primarily of payroll and related expenses for personnel, environmental programs, contract services and other overhead expenditures required to operate the Mill or to maintain the Mill on stand-by. In general, a sufficient stockpile of alternate feed material or other ores is required to justify an efficient mill run.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses were $4,537,574 for 2005 compared with $3,443,013 for 2004, an increase of $1,094,561. This increase was primarily the result of an increase in stock-based compensation expense of $723,702 and the inclusion of $750,481 of selling, general and administrative expenses of Fortress on a consolidated basis, offset by a decrease in engineering services costs of $377,880 provided by the Company. Selling, general and administrative expenses consist primarily of payroll and related expenses for personnel, contract and professional services and other overhead expenditures.

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INTERNATIONAL URANIUM CORPORATION

Management's Discussion and Analysis
Year Ended September 30, 2005
(Expressed in U.S. Dollars, Unless Otherwise Noted)

STOCK-BASED COMPENSATION

Stock-based compensation expense was $1,179,901 for 2005 compared with $224,718 for 2004, of which $948,420 (2004: $224,718) is included in selling, general and administrative expense and $231,481 (2004: Nil) is included in capitalized mineral property expenditures. The increase of $955,183 was primarily the result of a change in the weighted-average fair value per share under options granted to $1.66 per share for 2005 from $0.48 per share for 2004. Further, the Company adopted amended accounting standards effective October 1, 2004 requiring a fair value-based method of accounting for stock options granted to employees, including directors, and to non-employees. Prior to October 1, 2004, the application of the fair value-method of accounting was limited to stock options granted to non-employees. Had the Company adopted these standards for 2004, the stock-based compensation expense would have increased from $224,718 to $998,373. Refer to CHANGE IN ACCOUNTING POLICY for further details.

WRITE-DOWN OF MINERAL PROPERTY

Write-down of mineral property was $1,869,790 for 2005 compared with Nil for 2004, an increase of $1,869,790. This write-down of mineral property expenditures at March 31, 2005 relates to a decision by Fortress not to pursue its option on the Shiveen Gol Property, a precious/base metal property located in Mongolia. At September 30, 2005, the accounts of Fortress were no longer reported on a consolidated basis; therefore, its Mongolian precious/base metal properties were excluded from mineral properties reported on the Company's consolidated balance sheet.

OTHER INCOME AND EXPENSES

Other income and expenses totaled a net $6,570,889 for 2005 compared with $1,478,869 for 2004, an increase of $5,092,020.

Net interest and other income were $699,549 for 2005 compared with $533,158 for 2004. Gain on sale of short-term investments was $2,938,678 for 2005 compared to a loss of $38,046 for 2004, an increase of $2,976,724. Gain on foreign exchange was $559,600 for 2005 compared with $242,059 for 2004, an increase of $317,541 due to the strengthening of the Canadian dollar.

Dilution gain was $2,098,322 for 2005 compared with $548,549 for 2004, an increase of $1,549,773, while minority interest recovery was $916,687 for 2005 compared with $134,219 for 2004, an increase of $782,468. Dilution gain represents the Company's proportionate share of the increase in Fortress' net assets resulting from the issuance of common shares by Fortress over the same period. Minority interest represents the minority interest's proportionate share of Fortress' loss for the period since acquisition. As an offset to these increases, equity in loss in Fortress was $678,953 for 2005 compared to Nil for 2004 reflecting the application of the equity method to account for the Company's investment in Fortress.

MINERAL PROPERTIES

GENERAL

Capitalized mineral property expenditures were $13,412,885 at September 30, 2005 compared with $6,171,263 at September 30, 2004, an increase of $7,241,622 during 2005, net of a $3,809,009 reduction in expenditures on the Mongolian precious/base metal properties held by Fortress. A total of $11,050,631 in mineral property expenditures were incurred on the Company's uranium properties, of which $7,007,861 was incurred in Canada, $2,462,072 was incurred in the United States and $1,580,698 incurred in Mongolia. During 2005, the accounts of Fortress were no longer reported on a consolidated basis; therefore, its Mongolian precious/base metal properties, with an opening balance of $3,809,009 at September 30, 2004, were excluded from mineral properties reported on the Company's consolidated balance sheet at September 30, 2005. Further, Fortress decided not to pursue its option on one of its Mongolian precious/base metal properties resulting in a mineral property write-down of $1,869,790 during 2005. Refer to INVESTMENT IN FORTRESS MINERALS CORP. for further details.

URANIUM EXPLORATION

During 2004, the Company acquired interests in and staked a number of uranium exploration properties in the Athabasca Basin region of Saskatchewan, Canada and commenced an exploration program on certain of those properties. The Company continues to increase its land position in the Athabasca Basin region through acquisitions and land staking.

Mineral property expenditures to September 30, 2005 were incurred primarily on the Moore Lake Property, where the Company is undertaking an extensive drilling program augmented by geophysical and geological field programs.

INTERNATIONAL URANIUM CORPORATION

Management's Discussion and Analysis
Year Ended September 30, 2005
(Expressed in U.S. Dollars, Unless Otherwise Noted)

During 2005, the Company exercised its option to acquire a 75% interest in the Moore Lake Property from JNR, subject to a 2.5% net smelter return royalty. Pursuant to the exercise terms under the option agreement, the Company incurred a minimum Cdn $4,000,000 in exploration expenditures and purchased common shares of JNR for $317,458 (Cdn $400,000). The Company and JNR are formalizing the terms of a 75/25 joint venture agreement.

Capitalized mineral property expenditures on the Moore Lake Property were $6,719,079 at September 30, 2005 compared with $1,779,392 at September 30, 2004, an increase of $4,939,687 during 2005. The remainder of the Canadian-based capitalized mineral property expenditures relates to other projects in the Athabasca Basin region, for a total of $2,597,960 at September 30, 2005 compared with $529,786 at September 30, 2004, an increase of $2,068,174 during 2005 as a result of land staking costs, recording fees and geological field programs.

The Company has a 70% interest in the Gurvan Saihan Joint Venture in Mongolia. The other parties to the joint venture are the Mongolian government as to 15% and Geologorazvedka, a Russian government entity, as to 15%. During 2004, with continued upward pressure on uranium prices, the joint venture recommenced its uranium exploration program in Mongolia. Additional exploration licenses were acquired by the joint venture in areas known to be prospective based on past joint venture reconnaissance.

Capitalized mineral property expenditures on the Gurvan Saihan Joint Venture were $983,904 at September 30, 2005 compared with $35,198 at September 30, 2004, an increase of $948,706 as a result of acquisition and maintenance of licenses, drilling, auto gamma surveys and field reconnaissance programs.

The Company also conducts uranium exploration, 100% for the Company's account, through a Mongolian subsidiary. Capitalized mineral property expenditures under this entity were $238,596 at September 30, 2005 compared with $17,878 at September 30, 2004, an increase of $220,718 due to acquisition and maintenance of licenses and field reconnaissance programs.

During 2005, the Company entered into an agreement with Erdene Gold Inc. ("Erdene") to acquire a 65% interest in Erdene's Mongolian uranium properties in consideration for expenditures of Cdn $6 million over a four-year period. In addition, the Company purchased, by way of private placement, one million common shares of Erdene at a price of Cdn $1.00 per share. Capitalized mineral property expenditures under this entity were $411,274 at September 30, 2005 compared with Nil at September 30, 2004, an increase of $411,274 as a result of acquisition and maintenance of licenses, auto gamma surveys and field reconnaissance programs.

URANIUM DEVELOPMENT

During 2005, the Company was successful in a competitive bid for a state lease in southeastern Utah. The Company paid an initial cash bonus payment of $1 million and annual advance minimum royalty and rental payments of $60,013. This property is adjoined by a number of privately-held, unpatented mining claims acquired by the Company that together comprise the Tony M Mine. These private claims were acquired for $200,000 in cash payments and 250,000 common shares of the Company, of which 147,000 common shares were issued at a value of $906,722. The remainder of the shares will be issued subject to confirmation of certain title matters.

The Tony M Mine adjoins the Company's existing Bullfrog exploration property, which together are now referred to as the "Henry Mountains Complex". During 2005, the Company announced initiation of permitting for mining of the Henry Mountains Complex.

Capitalized mineral property expenditures were $2,462,072 at September 30, 2005 compared with Nil at September 30, 2004, primarily as a result of the acquisition and advanced royalty and rental payments.

INVESTMENT IN FORTRESS MINERALS CORP.

On June 23, 2004, the Company sold its Mongolian precious and base metals exploration properties to Fortress Minerals Corp. ("Fortress"), a company incorporated in Canada and listed for trading on the TSX Venture Exchange. In exchange, the Company received 28,000,000 common shares of Fortress, representing 63.14% of the then issued and outstanding common shares of Fortress, and $656,580 in cash for reimbursement of costs incurred on the exploration properties for the period from the date of agreement to the actual transfer date. The net book value of the assets and liabilities transferred by the Company was $3,088,201. No gain or loss was recognized on the transaction.

On September 1, 2004, Fortress completed a private placement of 4,987,500 units at a price of Cdn $0.40 per unit of which the Company purchased 732,500 units at a total cost of $220,069 (Cdn $293,000). Each unit consisted of one common share and one-half of one share purchase warrant, each whole warrant entitling the Company to purchase an additional common share at a price of Cdn $0.50 until September 1, 2005 and thereafter at a price of Cdn $0.60

INTERNATIONAL URANIUM CORPORATION

Management's Discussion and Analysis
Year Ended September 30, 2005
(Expressed in U.S. Dollars, Unless Otherwise Noted)

until expiry on September 1, 2006. The Company's percentage ownership in Fortress decreased from 63.14% to 58.24% as a result of this private placement.

At September 30, 2004, the Company had an ownership interest in Fortress of 58.24% and was deemed to have control. Accordingly, the Company's consolidated balance sheet and results of operations for 2004 include the accounts of Fortress on a consolidated basis with recognition of the minority interests' share of net assets and results of operations.

On April 30, 2005, as a result of Fortress issuing additional common shares to third parties, the Company's ownership interest in Fortress was diluted to below 50% at which point the Company applied the equity method to account for its investment in Fortress.

During the nine months ended June 30, 2005, 13,516,200 common shares of Fortress were issued pursuant to private placements and exercise of warrants and stock options providing $6,053,649 in net cash proceeds to Fortress. While the Company's ownership interest in Fortress was diluted from 58.24% at September 30, 2004 to 49.26% at April 30, 2005, its proportionate share of the net assets of Fortress increased by $1,932,252, which has been shown as a dilution gain.

At September 30, 2005, the Company held 28,732,500 common shares of Fortress, representing 44.39% of the issued and outstanding common shares of Fortress, and a share purchase warrant to acquire an additional 366,250 common shares of Fortress at a price of Cdn $0.60 per share until expiry on September 1, 2006.

SUMMARY OF QUARTERLY FINANCIAL RESULTS

                                 2005          2005          2005        2005          2005
                                  Q1            Q2            Q3          Q4           Year
                             ------------   -----------   ---------   ------------ ------------
Total revenues               $     3,629    $       341   $  46,509   $    80,337  $   130,816
Net income (loss)               (708,625)       292,394     449,193    (2,405,150)  (2,372,188)
Basic and diluted earnings
 (loss) per share                  (0.01)          0.00        0.01         (0.03)       (0.03)

                                 2004           2004          2004        2004          2004
                                  Q1             Q2          Q3 (1)        Q4           Year
                             ------------   ------------  ------------ ------------ -------------
Total revenues               $   390,624    $ 1,644,638   $         -  $    389,194 $  2,424,456
Net income (loss)             (1,165,555)      (455,458)   (1,197,908)      632,242   (2,186,679)
Basic and diluted earnings
 (loss) per share                  (0.02)         (0.01)        (0.02)         0.01        (0.03)

(1) In preparing the 2004 consolidated financial statements, the Company determined that the transfer of mineral properties to Fortress should be accounted for at book value. In the interim consolidated financial statements for the 2004 third quarter report, the Company had incorrectly recorded a loss of $478,839 as a result of this transaction. The summary table above reflects the corrected net loss for the 2004 third quarter.

Variations in the results of operations between the quarters for 2005 are primarily the result of changes in expense and other income/expense items. Results for 2005 Q1 include gain on foreign exchange of $542,543. Results for 2005 Q2 include stock-based compensation of $277,831 and write-down of mineral property of $1,869,790, offset by gain on sale of short-term investments of $2,893,377 and minority interest of $793,372. Results for 2005 Q3 include stock-based compensation of $657,259 and equity in loss in Fortress of $122,087, offset by dilution gain of $1,860,784. Results for 2005 Q4 include process milling expenditures of $1,431,516 and equity in loss in Fortress of $556,866.

Variations in the results of operations between the quarters for 2004 are due to a number of factors. Results for 2004 Q1 include stock-based compensation of $220,037, offset by gain on foreign exchange of $141,099. Results for 2004 Q2 include vanadium cost of sales of $696,905 and loss on foreign exchange of $112,734. Results for 2004 Q3 include loss on foreign exchange of $122,831. Results for 2004 Q4 include dilution gain of $548,549 and minority interest of $94,327.

INTERNATIONAL URANIUM CORPORATION

Management's Discussion and Analysis
Year Ended September 30, 2005
(Expressed in U.S. Dollars, Unless Otherwise Noted)

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents were $6,111,119 at September 30, 2005 compared with $12,044,955 at September 30, 2004, a decrease of $5,933,836 during 2005. This decrease was due primarily to mineral property expenditures of $9,264,765, the purchase of portfolio investments of $1,259,378 and net cash used in operating activities of $4,414,006. These uses of cash are offset by net proceeds of $5,992,681 received from the issuance of common shares through private placements and exercise of stock options and net proceeds of $4,028,638 received from the sale of short-term investments.

Working capital was $4,244,274 at September 30, 2005 compared with $15,467,462 at September 30, 2004, a decrease of $11,223,188 during 2005. This decrease was due primarily to the $5,933,836 decrease in cash and cash equivalents discussed above and to a $3,772,647 reclassification of deferred revenue previously reported as a long-term liability to a current liability item. Deferred revenue arises from a stockpile of approximately 45,900 tons of alternate feed material expected to be processed during 2006.

Net cash used in operating activities was $4,414,006 during 2005 compared with $884,097 during 2004, an increase of $3,529,909. Net funds used in operating activities are comprised of net loss for the year, adjusted for non-cash items and for changes in working capital items. Significant changes in working capital items during 2005 include an increase of $2,134,254 (2004: $571,977 decrease) in inventories and a decrease of $999,801 (2004: $742,190 increase) in trade and other receivables. The increase in inventories during 2005 consists of process milling costs of $1,695,906 and purchase of chemical reagents of $439,158, all relating to the alternate feed material processing. The decrease in trade and other receivables during 2005 is primarily the result of the collection of all accounts receivables relating to alternate feed materials.

Net cash used in investment activities was $7,497,032 during 2005 compared with $4,859,839 during 2004, an increase of $2,637,193. This increase was due primarily to mineral property expenditures of $9,264,765 (2004: $4,186,908) and the purchase of portfolio investments of $1,259,378 (2004: $892,221), offset by net proceeds of $4,028,638 (2004: Nil) received from the sale of short-term investments. During 2005, restricted investments increased by $458,350 (2004:
$380,119) as a result of interest income.

Net cash provided by financing activities was $5,977,202 during 2005 compared with $14,149,812 during 2004, a decrease of $8,172,610. This decrease was due primarily to private placement financings of $5,574,316 (2004: $12,408,969) and private placement of Fortress common shares of Nil (2004: $1,209,204).

In total, these sources and uses of cash resulted in a net cash outflow of $5,933,836 during 2005 compared with a net cash inflow of $8,405,876.

Subsequent to September 30, 2005, the Company completed two significant equity financings for total gross proceeds of Cdn $51,587,500 ($43,702,776). On October 14, 2005, the Company completed a private placement of 6,000,000 common shares at a price of Cdn $7.50 per share for gross proceeds of Cdn $45,000,000 ($38,010,648). On December 5, 2005, the Company completed a private placement of 850,000 flow-through common shares at a price of Cdn $7.75 per share for gross proceeds of Cdn $6,587,500 ($5,692,128) which funds are restricted to eligible Canadian exploration expenditures.

The Company's existing cash and cash equivalents balance and, to a lesser degree, its expected cash flow from its 2006 operations are sufficient to satisfy its anticipated working capital requirements, capital expenditure requirements and commitments under the Urizon Joint Venture for the next twelve months. Additional funding through issuance of common shares may be required to fund corporate opportunities.

OFF-BALANCE SHEET ARRANGEMENTS

The Company does not have any off-balance sheet arrangements.

TRANSACTIONS WITH RELATED PARTIES

During 2005, the Company incurred legal fees of $77,302 (2004: $169,026; 2003:
$45,847) with a law firm of which a partner is a director of the Company.

During 2005, the Company incurred management and administrative service fees of $168,799 (2004: $136,335; 2003: $90,000) with a company owned by the Chairman of the Company which provides investor relations, office premises, secretarial and other services in Vancouver at a rate of Cdn $18,000 per month plus expenses. At September 30, 2005, an amount of $70,238 (September 30, 2004: Nil) was due to this company.

INTERNATIONAL URANIUM CORPORATION

Management's Discussion and Analysis
Year Ended September 30, 2005
(Expressed in U.S. Dollars, Unless Otherwise Noted)

During 2005, the Company provided mine reclamation management and engineering support services of $80,337 (2004: $421,182; 2003: $135,017) on a cost plus basis to a company with common directors. At September 30, 2005, an amount of $80,337 (September 30, 2004: $64,801) was due from this company.

During 2005, the Company entered into an agreement with Fortress to provide executive and administrative services and charged an aggregate $20,921 for such services. The executive services are billed on an hourly basis plus out-of-pocket expenses while the administrative services are at the rate of Cdn $6,400 per month. At September 30, 2005, an amount of $28,696 was due from Fortress relating to this agreement.

OUTSTANDING SHARE DATA

At September 30, 2005, there were 81,569,066 common shares issued and outstanding and stock options outstanding to purchase a total of 1,863,000 common shares, for a total of 83,432,066 common shares on a fully-diluted basis. At December 19, 2005, there were 88,419,066 common shares issued and outstanding and stock options outstanding to purchase a total of 1,943,000 common shares, for a total of 90,362,066 common shares on a fully-diluted basis.

CRITICAL ACCOUNTING ESTIMATES

The Company's significant accounting policies are summarized in Note 2 to the consolidated financial statements. The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles in Canada requires management to make judgments with respect to certain estimates and assumptions. These estimates and assumptions, based on management's best judgment, affect the reported amounts of certain assets and liabilities, including disclosure of contingent liabilities. On an ongoing basis, management re-evaluates its estimates and assumptions. Actual amounts, however, could differ significantly from those based on such estimates and assumptions.

Significant areas critical in understanding the judgments that are involved in the preparation of the Company's consolidated financial statements and the uncertainties inherent within them include the determination of impairment of long-lived assets, assets retirement obligations and stock-based compensation.

IMPAIRMENT OF LONG-LIVED ASSETS

Effective October 1, 2003, the Company prospectively adopted CICA Handbook
Section 3063: "Impairment of Long-Lived Assets" ("Section 3063") which established standards for the recognition, measurement and disclosure of impairment of long-lived assets. Long-lived assets are impaired whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable in which case an impairment loss is recognized and charged to operations. No impairment under Section 3063 was recognized for 2005 and 2004.

The Company's long-lived assets consist of plant and equipment, mineral properties and intangible asset. These assets are recorded at cost and, as to plant and equipment and intangible asset, depreciated on a straight-line basis over their estimated useful lives of three to fifteen years. Expenditures relating to mineral properties are capitalized at cost, less recoveries in the pre-production stage, until such time these properties are put into commercial production, sold or abandoned. Upon commencement of production, capitalized mineral property expenditures will be charged to the results of operations over the estimated life of the mine in accordance with the unit-of-production method.

At the end of each accounting period, the Company reviews the carrying value its long-lived assets based on a number of factors. For capitalized mineral property expenditures, these factors include analysis of exploration results, permitting considerations and current economics. Should an impairment be determined, the Company would write-down the recorded value of the long-lived asset to the results of operations.

ASSET RETIREMENT OBLIGATIONS

Effective October 1, 2002, the Company retroactively adopted CICA Handbook
Section 3110: "Asset Retirement Obligations" ("Section 3110") which established standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs. Asset retirement obligations refer to the recognition of any statutory, contractual or other legal obligation, related to the retirement of tangible long-lived assets when such obligations are incurred, if a reasonable estimate of fair value can be determined. These costs are amortized to operations over the life of the asset. The implementation of Section 3110 did not have a material effect on the Company's 2005, 2004 and 2003 consolidated financial statements.

The Company's asset retirement obligations consist of estimated future decommissioning and reclamation costs of the Mill and U.S. mining properties, and have been determined based on engineering estimates of the costs of

INTERNATIONAL URANIUM CORPORATION

Management's Discussion and Analysis
Year Ended September 30, 2005
(Expressed in U.S. Dollars, Unless Otherwise Noted)

reclamation, in accordance with and reviewed periodically by state and federal regulatory requirements. In the case of the Mill, the cost estimates are reviewed annually by the State of Utah Department of Environmental Quality, and adjusted by the Company to reflect the estimated costs of reclamation.

Applicable regulations require the Company to estimate reclamation costs on an undiscounted basis under the assumption that the reclamation would be performed at any time by a third party contractor. Management estimates that, once a decision is made to commence reclamation activities, substantially all of the reclamation activities could be completed in approximately 24-30 months. Since September 30, 2004, the Mill's reclamation estimate and bonding requirement increased from $10,618,895 to $10,950,180. There have been no changes to the reclamation cost estimate of $1,984,700 for the Company's mining properties, however the mine bonding requirements increased by $482,502 to $1,499,260 during 2005. Elements of uncertainty in estimating decommissioning and reclamation costs include potential changes in regulatory requirements, decommissioning and reclamation alternatives. Actual costs may be significantly different from those estimated.

The Company has posted bonds (collateralized by cash and cash equivalents and fixed income securities) in favor of the State of Utah and the applicable state regulatory agencies in Colorado and Arizona as partial collateral for these liabilities and has deposited fixed income securities on account of these obligations.

STOCK-BASED COMPENSATION

Effective October 1, 2004, the Company retroactively adopted, without restatement, the amended standards of CICA Handbook Section 3870: Stock-Based Compensation and Other Stock-Based Payments ("Section 3870") which established standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. Section 3870 requires a fair value-based method of accounting for stock options granted to employees, including directors, and to non-employees.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. This model requires the calculation of certain variables, including the volatility of the Company's stock price, requiring various estimates and assumptions be made by management. Actual results may be significantly different from those calculated using this model.

CHANGES IN ACCOUNTING POLICIES

Effective October 1, 2004, the Company adopted the amended standards of the Canadian Institute of Chartered Accountants Section 3870: Stock-Based Compensation and Other Stock-Based Payments ("Section 3870"). Section 3870 establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. It requires a fair value-based method of accounting for stock options granted to employees, including directors, and to non-employees.

Prior to October 1, 2004, the application of the fair value-method of accounting was limited to stock options granted to non-employees. The intrinsic value-based method of accounting was applied to stock options granted to employees which did not result in additional stock-based compensation expense as the exercise price was equal to the market price on the grant date. Pro forma disclosure of net income (loss) and earnings (loss) per share had the fair value-method been applied to stock options granted to employees is required.

The Company has adopted the amendments to Section 3870 on a retroactive basis without restatement of prior periods. As a result, a cumulative adjustment of $773,655 to opening deficit effective October 1, 2004 has been reported separately on the consolidated statements of deficit. This adjustment represents the fair value of stock options granted to employees of $737,904 during 2004 and $35,751 during 2003.

In January 2005, the CICA issued the following new accounting standards, effective October 1, 2006:

a) CICA Handbook Section 1530: "Comprehensive Income" establishes standards for reporting comprehensive income, defined as a change in value of net assets that is not due to owner activities, by introducing a new requirement to temporarily present certain gains and losses outside of net income. The adoption of this new standard by the Company is not expected to have a material impact;

b) CICA Handbook Section 3251: "Equity" establishes standards for the presentation of equity and changes in equity during the reporting period. The adoption of this new standard by the Company is not expected to have a material impact; and

c) CICA Handbook Section 3855: "Financial Instruments - Recognition and Measurement" establishes standards for the recognition, classification and measurement of financial instruments including the presentation of any resulting gains and losses. Assets classified as available-for-sale securities will have revaluation gains and losses included in other comprehensive income until these assets are no longer included on the balance sheet.

INTERNATIONAL URANIUM CORPORATION

Management's Discussion and Analysis
Year Ended September 30, 2005
(Expressed in U.S. Dollars, Unless Otherwise Noted)

      At September 30, 2005, the Company had certain long-term investments that would be classified as available-for-sale securities under this new standard, and any unrealized gains and losses would be included in comprehensive income.

CONTRACTUAL OBLIGATIONS

At September 30, 2005, the Company has a reclamation obligation of $12,934,880, the timing of which will depend upon the Company's business objectives. While this reclamation obligation was valued on the assumption that the Company must be able to fund reclamation of the White Mesa Mill and U.S. mining operations at any time, the Company currently has no intention of placing the Mill or U.S. mines into reclamation.

In addition, the Company's contractual obligations at September 30, 2005 are as follows:

                                                     Less Than                                          After
                                      Total          One Year        1-3 Years       4-5 Years         5 Years
                                 --------------  ---------------  --------------- ---------------  ---------------
Operating lease obligations      $      410,575  $       102,890  $       275,450 $        32,235  $             -
                                 ==============  ===============  =============== ===============  ===============

ENVIRONMENTAL RESPONSIBILITY

Each year, the Company reviews the anticipated costs of decommissioning and reclaiming its Mill and mine sites as part of its environmental planning process. The Company also formally reviews the Mill's reclamation estimate annually with applicable regulatory authorities. The Mill and mine reclamation estimates at September 30, 2005 are $12,934,880, which are currently expected to be sufficient to cover the projected future costs for reclamation of the Mill and mine operations. However, there can be no assurance that the ultimate cost of such reclamation obligations will not exceed the estimated liability contained in the Company's financial statements.

The Company has posted bonds as security for these liabilities and has deposited cash, cash equivalents, and fixed income securities as collateral against these bonds. For 2005 and 2004, the amount of these restricted investments collateralizing the Company's reclamation obligations was $12,881,972 and $12,487,066, respectively. The increase of $394,906 was due to interest income from these investments.

As mentioned in previous reports, the Company had detected some chloroform contamination at the Mill site that appeared to have resulted from the operation of a temporary laboratory facility that was located at the site prior to and during the construction of the Mill facility, and from septic drain fields that were used for laboratory and sanitary wastes prior to construction of the Mill's tailings cells. In April 2003, the Company commenced an interim remedial program of pumping the chloroform-contaminated water from the groundwater to the Mill's tailings cells. This will enable the Company to begin clean up of the contaminated areas and to take a further step towards resolution of this outstanding issue. Although the investigations to date indicate that this contamination appears to be contained in a manageable area, the scope and costs of remediation have not yet been determined and could be significant.

RESEARCH AND DEVELOPMENT

The Company does not have a formal research and development program. Process development efforts expended in connection with processing alternate feeds are included as a cost of processing. Process development efforts expended in the evaluation of potential alternate feed materials that are not ultimately processed at the Mill are included in Mill overhead costs. The Company does not rely on patents or technological licenses in any significant way in the conduct of its business.

TREND INFORMATION

During the period 1997 through 2000, the Company saw a deterioration in both uranium and vanadium prices, from $11.00 per pound of U3O8 and $4.10 per pound of V2O5 in October 1997 to $7.40 per pound of U3O8 and $1.70 per pound of V2O5 at the end of September 2000. As a result of these decreases in commodity prices, the Company decided to cease its uranium and uranium/vanadium mining and exploration activities in 1999, and shut down all of its uranium and uranium/vanadium mines and its Mongolian Gurvan Saihan Joint Venture. Also as a result of these market events, the Company decided to marshal its resources and to concentrate its operations primarily on the continuing development of the alternate feed, uranium-bearing waste recycling business. Since then, commodity prices have improved dramatically. During 2004, uranium prices increased 65%, from $12.20 per pound on October 1, 2003, to $20.00 per pound by September 30, 2004. As of December 12, 2005, the uranium spot price had increased to $35.25 per pound. The uranium market fundamentals are strong and most analysts do not forecast any weakening of uranium prices over the next 3 to 5 years. As a result of the increase in uranium price, the Company

INTERNATIONAL URANIUM CORPORATION

Management's Discussion and Analysis
Year Ended September 30, 2005
(Expressed in U.S. Dollars, Unless Otherwise Noted)

acquired and staked uranium exploration properties in Canada in 2004 and has commenced an aggressive exploration program on certain of those properties, as well as restarted its uranium exploration program in Mongolia. Vanadium prices have also increased throughout the past 24 months and are currently trading in the range of $11.00 to $13.00 per pound V2O5, off from their peak of $25.00 to $30.00 per pound reached earlier in 2005. Historical vanadium prices range from $1.20 to $6.00 per pound V2O5. As a result of the increases in both uranium and vanadium prices, the Company is currently evaluating re-commencing mining activities in the U.S. and has begun processing a uranium high-grade alternate feed material at the Mill. In addition, the Company continues to evaluate opportunities to expand its existing asset portfolio.

Although the Mill's tailings system currently has capacity to process all of the alternate feed materials under contract with the Company, this capacity is expected to run out within the next one to three years, depending on the level of success of the Company in entering into contracts for the processing of additional feed materials or if the Company decides to recommence U.S. mining operations. In order to provide additional tailings capacity, the Company will have to repair existing tailings Cell 4A, at an estimated cost of $1.5 - $3.0 million. In addition, if Cell 4A is put into use, the reclamation obligation for the Mill would increase by approximately $1.0 million, which would require an increase in the Mill's reclamation bond by that amount. The repair of Cell 4A will provide the Company with approximately 2 million tons of additional tailings capacity, which should be ample capacity for the foreseeable future.

OUTLOOK FOR 2006

The Mill is expected to produce approximately 500,000 pounds of U(3)O(8) from the processing of a high-grade alternate feed material. The current mill run began in March 2005 and is anticipated to last through the end of 2006. The Company does not have any fixed contracts for this material and will evaluate commercial opportunities for sale of the material throughout the year.

The Company continues to evaluate the restart of its U.S. mining operations. Increases in projected operating costs have delayed the restart. However, if uranium prices continue to improve as expected, the Company anticipates re-opening its U.S. mining operations in 2006.

The Company's exploration programs will continue to expand through 2006, both in Canada and Mongolia. Winter drilling programs will be undertaken on three projects: Key Lake South, Crawford Lake and Moore Lake. The Company is also interpreting the results of over 17,000 line km of airborne geophysics that were flown in the first quarter of 2006 which will be followed up with summer field geophysical programs and potentially additional drill programs. With the success of the 2005 drilling program at Moore Lake, the Company and its joint venture partner, JNR, will begin environmental baseline monitoring in 2006 in preparation of future project development activities.

In Mongolia, the Company will maintain its exploration program at the same level on its Joint Venture properties but will be ramping up exploration on its 100% owned and Erdene optioned properties. Given the improvement in uranium prices, and with prices projected to increase further into at least early 2006, the Company will begin re-evaluation at the Gurvan Saihan Joint Venture's Hairhan uranium deposit.

At the present time the Company is well financed for its planned 2006 programs and will continue to aggressively evaluate acquisition and growth opportunities.

RISKS AND UNCERTAINTIES

Exploration for and development of mineral properties involves significant financial risks, which even a combination of careful evaluation, experience and knowledge may not eliminate. While discovery of an ore body may result in substantial rewards, few properties, which are explored, are ultimately developed into producing mines. Major expenditures may be required to establish reserves by drilling, constructing mining and process facilities at a site, developing metallurgical processes and extracting uranium and other metals from ore. It is impossible to ensure that the current exploration programs of the Company will result in profitable commercial mining operations.

Under the United States Nuclear Regulatory Commission's Alternate Feed Guidance, the Mill is required to obtain a specific license amendment allowing for the processing of each new alternate feed material. Various third parties have challenged certain of the Mill's license amendments, although none of such challenges have been successful to date. The Company intends to continue to defend its positions and the validity of its license amendments and proposed license amendments. If the Company does not ultimately prevail in any such actions and any appeals therefrom, the Company's ability to process certain types of alternate feeds, in certain circumstances, may be adversely affected, which could have a significant impact on the Company.

                                               INTERNATIONAL URANIUM CORPORATION

[IUC LOGO]

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements have been prepared by management and are the responsibility of the Board of Directors and management of the Company. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada, with a reconciliation to generally accepted accounting principles in the United States as set out in Note 24, and, where appropriate, reflect management's best estimates and judgments based on currently available information.

The Company has developed and maintains a system of controls in order to assure, on a reasonable and cost-effective basis, the reliability of its financial information. The Audit Committee of the Board of Directors, consisting of three members, meets periodically with management and the Company's independent auditors to review the scope and results of the annual audit and to review the consolidated financial statements and related financial reporting matters prior to submission to the Board of Directors for approval.

The consolidated financial statements have been audited by the Company's independent auditors, PricewaterhouseCoopers LLP. The Auditors' Report to the Shareholders of International Uranium Corporation outlines the scope of their examination and opinion on the consolidated financial statements.

/s/ Ron F. Hochstein                                    /s/ Mark A. Katsumata
-----------------------                                 ------------------------
RON F. HOCHSTEIN                                        MARK A. KATSUMATA
President and                                           Vice President and
Chief Executive Officer                                 Chief Financial Officer

December 9, 2005

Tel.: 604 689 7842    885 W. Georgia Street, Suite 2101    intluranium@namdo.com
Fax:  604 689 4250      Vancouver, BC, Canada V6C 3E8      www.intluranium.com

[PRICEWATERHOUSECOOPERS LOGO]

AUDITORS' REPORT

TO THE SHAREHOLDERS OF
INTERNATIONAL URANIUM CORPORATION

We have audited the consolidated balance sheets of INTERNATIONAL URANIUM CORPORATION as at September 30, 2005 and 2004 and the consolidated statements of operations, deficit and cash flows for the years ended September 30, 2005, 2004 and 2003. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 2005 and 2004 and the results of its operations and its cash flows for the years ended September 30, 2005, 2004 and 2003 in accordance with Canadian generally accepted accounting principles.

/s/ PRICEWATERHOUSECOOPERS LLP
-----------------------------------

CHARTERED ACCOUNTANTS

Vancouver, B.C., Canada
December 9, 2005

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCE

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the company's financial statements, such as the change described in note 3 to the financial statements. Our report to the shareholders dated December 9, 2005 is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP
-----------------------------------

CHARTERED ACCOUNTANTS

Vancouver, B.C., Canada
December 9, 2005

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

INTERNATIONAL URANIUM CORPORATION

Consolidated Balance Sheets
(Expressed in U.S. Dollars)

                                                                               September 30,
                                                                           2005             2004
                                                                       ------------    ------------
ASSETS

CURRENT

  Cash and cash equivalents                                            $  6,111,119    $ 12,044,955
  Short-term investments                                                          -       1,089,960
  Trade and other receivables                                               565,989       1,630,591
  Inventories (Note 4)                                                    3,323,645       1,189,391
  Prepaid expenses and other                                                125,204         408,038
                                                                       ------------    ------------

                                                                         10,125,957      16,362,935

Long-term investments (Notes 5 & 6)                                       4,938,055         892,221
Plant and equipment, net (Note 7)                                         3,217,702       2,786,570
Mineral properties (Notes 8 & 9)                                         13,412,885       6,171,263
Intangible asset, net (Note 10)                                             625,000         687,500
Restricted investments (Note 11)                                         12,881,972      12,487,066
                                                                       ------------    ------------

                                                                       $ 45,201,571    $ 39,387,555
                                                                       ============    ============

LIABILITIES

CURRENT
  Accounts payable and accrued liabilities                             $  2,092,479    $    879,994
  Notes payable                                                              16,557          15,479
  Deferred revenue                                                        3,772,647               -
                                                                       ------------    ------------

                                                                          5,881,683         895,473

Notes payable, net of current portion                                        19,016          35,573
Reclamation obligations (Note 12)                                        12,934,880      12,603,595
Deferred revenue, net of current portion                                          -       3,556,592
Future income tax liability (Note 17)                                     1,460,897               -
Other long-term liability                                                    99,593          99,593
Minority interest (Note 6)                                                        -       1,664,247
                                                                       ------------    ------------

                                                                         20,396,069      18,855,073
                                                                       ------------    ------------

SHAREHOLDERS' EQUITY

Share capital (Note 14)
 Authorized: Unlimited number of common shares without par value
 Issued and outstanding: 81,569,066 shares (2004: 79,635,066 shares)     56,145,784      50,305,480
Contributed surplus (Notes 15 & 16)                                       1,803,277         224,718
Deficit                                                                 (33,143,559)    (29,997,716)
                                                                       ------------    ------------

                                                                         24,805,502      20,532,482
                                                                       ------------    ------------

                                                                       $ 45,201,571    $ 39,387,555
                                                                       ============    ============

Commitments and contingencies (Note 20)
Subsequent events (Note 22)

ON BEHALF OF THE BOARD OF DIRECTORS:

/s/ Ron F. Hochstein                                /s/ Lukas H. Lundin

----------------------------                        ---------------------------
Ron F. Hochstein                                    Lukas H. Lundin

         See accompanying notes to the consolidated financial statements

INTERNATIONAL URANIUM CORPORATION

Consolidated Statements of Operations
(Expressed in U.S. Dollars)

                                                           Years Ended September 30,
                                                     2005            2004           2003
                                                 ------------    ------------   ------------
REVENUES

Vanadium                                         $          -    $  1,582,628   $          -
Process milling                                        50,479         420,646     12,415,001
Engineering services (Note 13)                         80,337         421,182        135,017
                                                 ------------    ------------   ------------

                                                      130,816       2,424,456     12,550,018
                                                 ------------    ------------   ------------

EXPENSES

Vanadium cost of sales                                      -         706,274              -
Process milling expenditures                        1,438,844         139,793      4,671,199
Mill stand-by expenditures                          1,037,995       2,330,554        738,730
Bad debts                                              64,801               -              -
General exploration                                    98,088          55,503        209,253
Selling, general and administrative                 4,537,574       3,443,013      2,655,341
Write-down of mineral property (Note 6)             1,869,790               -        118,081
                                                 ------------    ------------   ------------

                                                    9,047,092       6,675,137      8,392,604
                                                 ------------    ------------   ------------

Earnings (loss) from operations                    (8,916,276)     (4,250,681)     4,157,414

Net interest and other income                         699,549         533,158        494,383
Gain (loss) on sale of short-term investments       2,938,678         (38,046)       579,926
Gain on disposal of other assets                            -               -         79,000
Gain on foreign exchange                              559,600         242,059         11,826
Gain on sale of land and equipment                    100,450          58,930        210,603
Loss on sale of restricted investments                (63,444)              -              -
Equity in loss of Fortress Minerals Corp.            (678,953)              -              -
Dilution gain                                       2,098,322         548,549              -
Minority interest                                     916,687         134,219              -
                                                 ------------    ------------   ------------

Earnings (loss) before income taxes                (2,345,387)     (2,771,812)     5,533,152

Income tax recovery (expense)                         (26,801)        585,133              -
                                                 ------------    ------------   ------------

Net earnings (loss) for the year                 $ (2,372,188)   $ (2,186,679)  $  5,533,152
                                                 ============    ============   ============

Earnings (loss) per share:
  Basic                                          $      (0.03)   $      (0.03)  $       0.08
  Diluted                                        $      (0.03)   $      (0.03)  $       0.08
                                                 ============    ============   ============

Weighted-average number of shares outstanding:

  Basic                                            80,575,343      76,306,520     67,011,765
  Diluted                                          80,575,343      76,306,520     67,634,897
                                                 ============    ============   ============

         See accompanying notes to the consolidated financial statements

INTERNATIONAL URANIUM CORPORATION

Consolidated Statements of Deficit
(Expressed in U.S. Dollars)

                                                              Years Ended September 30,
                                                        2005            2004            2003
                                                    ------------    ------------    ------------
Deficit, beginning of year as previously reported   $(29,997,716)   $(27,811,037)   $(33,344,189)

Retroactive effect of change in accounting policy
 for stock-based compensation (Note 3)                  (773,655)              -               -
                                                    ------------    ------------    ------------

Deficit, beginning of year as restated               (30,771,371)    (27,811,037)    (33,344,189)

Net earnings (loss) for the year                      (2,372,188)     (2,186,679)      5,533,152
                                                    ------------    ------------    ------------

Deficit, end of year                                $(33,143,559)   $(29,997,716)   $(27,811,037)
                                                    ============    ============    ============

         See accompanying notes to the consolidated financial statements

INTERNATIONAL URANIUM CORPORATION

Consolidated Statements of Cash Flows
(Expressed in U.S. Dollars)

                                                                  Years Ended September 30,
CASH PROVIDED BY (USED IN):                                  2005            2004           2003
------------------------------------------------------   ------------    ------------    -----------
OPERATING ACTIVITIES
Net earnings (loss) for the year                         $ (2,372,188)   $ (2,186,679)   $ 5,533,152
Items not affecting cash:
  Amortization                                                 62,500          62,500              -
  Depreciation                                                486,405         480,554        617,554
  Stock-based compensation                                    948,420         224,718              -
  Write-down of mineral properties                          1,869,790               -        118,081
  Loss (gain) on sale of short-term investments            (2,938,678)              -       (579,926)
  Gain on disposal of other assets                                  -               -        (79,000)
  Gain on sale of land and equipment                         (100,450)        (58,930)      (210,603)
  Loss on sale of restricted investments                       63,444               -              -
  Bad debts                                                    64,801               -              -
  Equity in loss of Fortress Minerals Corp.                   678,953               -              -
  Dilution gain                                            (2,098,322)       (548,549)             -
  Minority interest                                          (916,687)       (134,219)             -
  Income tax expense (recovery)                                26,801        (585,133)             -
Changes in non-cash working capital items:
  Decrease (increase) in trade and other receivables          999,801        (742,190)      (733,188)
  Decrease (increase) in due from Urizon Joint Venture              -         451,152       (451,152)
  Decrease (increase) in inventories                       (2,134,254)        571,977        (40,416)
  Decrease (increase) in other current assets                 282,834         (25,550)       (14,053)
  Increase (decrease) in accounts payable and
   accrued liabilities                                        115,484         (74,014)       183,428
Increase in reclamation obligations                           331,285         282,612              -
Increase (decrease) in deferred revenue                       216,055       1,397,654     (8,740,256)
                                                         ------------    ------------    -----------

Net cash used in operating activities                      (4,414,006)       (884,097)    (4,396,379)
                                                         ------------    ------------    -----------

INVESTING ACTIVITIES
Proceeds from sale of short-term investments                4,028,638               -      3,559,403
Purchase of portfolio investments                          (1,259,378)       (892,221)      (996,675)
Proceeds from (investment in) Fortress Minerals Corp.         273,910         977,094              -
Purchase of plant and equipment                              (917,537)       (441,824)       (74,616)
Proceeds from sale of surplus land and equipment              100,450          64,139        230,100
Expenditures on mineral properties                         (9,264,765)     (4,186,908)    (1,356,166)
Purchase of intangible asset                                        -               -       (750,000)
Decrease (increase) in restricted investments                (458,350)       (380,119)       536,392
                                                         ------------    ------------    -----------

Net cash provided by (used in) investing activities        (7,497,032)     (4,859,839)     1,148,438
                                                         ------------    ------------    -----------

FINANCING ACTIVITIES
Fortress Minerals Corp. private placement                           -       1,209,204              -
Settlement of other asset                                           -               -       (280,000)
Decrease in notes payable                                     (15,479)        (14,472)       (12,686)
Issuance of common shares for:
  Private placements                                        5,574,316      12,408,969              -
  Exercise of stock options                                   418,365         546,111        468,924
                                                         ------------    ------------    -----------

Net cash provided by financing activities                   5,977,202      14,149,812        176,238
                                                         ------------    ------------    -----------

Net increase (decrease) in cash and cash equivalents       (5,933,836)      8,405,876     (3,071,703)
Cash and cash equivalents, beginning of year               12,044,955       3,639,079      6,710,782
                                                         ------------    ------------    -----------

Cash and cash equivalents, end of year                   $  6,111,119    $ 12,044,955    $ 3,639,079
                                                         ============    ============    ===========

Supplemental cash flow information (Note 19)

         See accompanying notes to the consolidated financial statements

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

1.    NATURE OF OPERATIONS AND INCORPORATION

      International Uranium Corporation ("IUC") is incorporated under the Business Corporations Act (Ontario). IUC and its subsidiary companies and joint ventures (collectively, the "Company") are engaged in uranium exploration in the Athabasca Basin region of Saskatchewan, Canada and in Mongolia. The Company is also in the business of recycling uranium-bearing waste materials, referred to as "alternate feed materials," for the recovery of uranium, alone or in combination with other metals, at the Company's White Mesa Mill (the "Mill"). The Company sells uranium recovered from alternate feed processing and conventional mine production at the Mill, as well as any vanadium and other metals produced as a co-product. In addition, the Company owns several uranium and uranium/vanadium mines in the United States ("U.S.") that have been shut down since 1999, and is evaluating the re-commencement of mining operations given increases in the market prices of uranium and vanadium.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      These financial statements are prepared in U.S. dollars, unless otherwise stated, in accordance with generally accepted accounting principles ("GAAP") in Canada. Differences between Canadian GAAP and those generally accepted accounting principles and practices in the United States ("U.S. GAAP") that would have a significant impact on these financial statements are disclosed in Note 24. The principal accounting policies under Canadian GAAP followed by the Company are as follows:

      (a)   Principles of Consolidation

            The consolidated financial statements include the accounts of IUC's wholly-owned subsidiaries, International Uranium Holdings Corporation, International Uranium (Bermuda I) Ltd., International Uranium Company (Mongolia) Ltd., and International Uranium (USA) Corporation, and on a proportionate consolidation basis, IUC's 50% interest in Urizon Recovery Systems, LLC. The Company's interest in the Gurvan Saihan Joint Venture is accounted for on a consolidated basis since the Company exercises control. All significant intercompany balances and transactions have been eliminated on consolidation.

            These financial statements also include the accounts of Fortress Minerals Corp. on a consolidated basis for the periods from June 23, 2004 to September 30, 2004 and from October 1, 2004 to April 29, 2005. For the period from April 30, 2005 to September 30, 2005, the equity method has been applied (Note 6).

            Effective October 1, 2004, the Company prospectively adopted Canadian Institute of Chartered Accountants ("CICA") Accounting Guideline 15 ("AcG 15") "Consolidation of Variable Interest Entities" which expands upon existing accounting guidance in CICA Handbook Section 1590: ("Section 1590") addressing the circumstances under which a company should consolidate another entity in its financial statements. Under Section 1590, a company generally consolidates another entity when it controls the entity through a majority voting interest. AcG 15 provides further guidance when the entity is a variable interest entity ("VIE"), defined as an entity that, by design, does not have sufficient equity at risk to finance its activities without additional subordinated financial support. Under AcG 15, the "primary beneficiary" of the VIE, and not necessarily the shareholder holding a majority voting interest, should consolidate the VIE. The implementation of AcG 15 did not impact the Company's 2005 consolidated financial statements.

      (b)   Use of Estimates

            The presentation of consolidated financial statements in conformity with Canadian GAAP requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and related notes. The Company regularly reviews the estimates and assumptions that affect the consolidated financial statements, and actual results may be materially different from these estimates. Significant estimates made by management include the determination of impairment of plant and equipment and capitalized mineral property costs, the amount of the Mill and mineral reclamation obligations, the useful life of plant and equipment including the Mill and intangible assets, and the variables used in determining stock based compensation.

      (c)   Impairment of Long-Lived Assets

            Effective October 1, 2003, the Company prospectively adopted CICA Handbook Section 3063: "Impairment of Long-Lived Assets" ("Section 3063") which established standards for the recognition, measurement and disclosure of impairment of long-lived assets including plant and equipment and capitalized mineral property costs. No impairment under Section 3063 was recognized for 2005 and 2004.

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

            Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value and is charged to the results of operations.

      (d)   Asset Retirement Obligations

            Effective October 1, 2002, the Company retroactively adopted CICA Handbook Section 3110: "Asset Retirement Obligations" ("Section 3110") which established standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs. The implementation of Section 3110 did not have a material effect on the Company's 2005, 2004 and 2003 consolidated financial statements.

            Asset retirement obligations refer to the recognition of any statutory, contractual or other legal obligation, related to the retirement of tangible long-lived assets when such obligations are incurred, if a reasonable estimate of fair value can be determined. These obligations are measured initially at fair value and the resulting costs are capitalized as part of the carrying value of the related assets. In subsequent periods, the liability is adjusted for the accretion of the discount and any changes in the amount or timing of the underlying future cash flows. These costs are amortized to the results of operations over the life of the asset.

      (e)   Foreign Currency Translation

            The Company's primary currency of measurement and reporting is the U.S. dollar, its functional currency. Monetary assets and liabilities denominated in currencies other than the U.S. dollar are translated at the exchange rate in effect at the balance sheet date. Non-monetary assets and liabilities denominated in currencies other than the U.S. dollar are translated at the exchange rate in effect at the transaction date. Revenues and expenses denominated in currencies other than the U.S. dollar are translated at the average rate in effect during the period, with the exception of depreciation and amortization which are translated at historical rates. Gains and losses on translation are recorded in the results of operations for the period.

      (f)   Income Taxes

            Income taxes are accounted for using the asset and liability method. Under this method, future income tax assets and liabilities are recognized based on differences between the financial statement carrying values of the existing assets and liabilities and their respective income tax bases (temporary differences). Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income during the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in the results of operations during the period in which the change is substantively enacted. Future income tax assets recognized are limited to the amount that is "more likely than not" to be realized.

      (g)   Flow-Through Common Shares

            The Company's Canadian exploration activities are financed primarily through the issuance of flow-through common shares whereby the tax benefits of the eligible exploration expenditures incurred under this arrangement are renounced to the subscribers. In accordance with Emerging Issues Committee Abstract No. 146: "Flow-Through Shares" applicable for flow-through financings initiated after March 19, 2004, the foregone tax benefits to the Company are recognized by reducing the proceeds received from these financings by the tax effects of the renunciation to the subscribers.

      (h)   Cash and Cash Equivalents

            Cash and cash equivalents consist of cash on deposit and highly-liquid, short-term money market instruments which, on acquisition, have terms to maturity of three months or less.

      (i)   Inventories

            In-process inventories include the costs of direct labor, chemical reagents and certain mill overhead expenditures. In-process inventories, which consist of partially processed alternate feed material, uranium and vanadium-bearing ores and uranium and vanadium concentrates, are valued at the lower of cost and net realizable value using the first-in, first-out method. Parts and supplies are valued at the lower of weighted-average cost and replacement cost.

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      (j)   Long-Term Investments

            Portfolio investments over which the Company does not exercise significant influence are accounted for using the cost method. Impairments in value, other than those that are temporary in nature, are charged to the results of operations.

            Investments in affiliates over which the Company exercises significant influence are accounted for using the equity method, whereby the investment is initially recorded at cost and is adjusted to recognize the Company's share of earnings or losses, reduced by dividends and distributions received.

      (k)   Plant and Equipment

            Plant and equipment are recorded at cost. Plant and equipment are depreciated on a straight-line basis over their estimated useful lives of three to fifteen years. Plant and equipment placed on stand-by are depreciated over their remaining lives while those held for resale are recorded at the lower of cost and net realizable value. Gains or losses from normal sales or retirements of assets are included in other income or expense.

      (l)   Mineral Properties

            Acquisition and exploration expenditures incurred for mineral properties, less recoveries in the pre-production stage, are capitalized until such time these properties are put into commercial production, sold or abandoned or become impaired. General exploration expenditures are charged to the results of operations in the period incurred. Upon commencement of production, capitalized mineral property costs will be charged to the results of operations over the estimated life of the mine in accordance with the unit-of-production method. Capitalized mineral property costs relating to properties that are impaired are written down to their fair value in the period the impairment occurs.

            Capitalized mineral property costs represent expenditures incurred and capitalized as of the balance sheet date and do not necessarily reflect present or future values.

      (m)   Joint Ventures

            The Company holds a significant portion of its mineral property interests through joint venture agreements. Joint ventures over which the Company has joint control are accounted for using the proportionate consolidation method. Under this method, the Company's proportionate share of joint venture assets, liabilities, revenues and expenses is included in the accounts.

      (n)   Intangible Assets

            Intangible assets consist of technological licenses held in the Urizon Joint Venture (Notes 9 and 10) and are being amortized over the estimated useful life of 12 years.

      (o)   Revenue Recognition

            Revenues from vanadium sales are recorded in the period that title passes to the customer along with the risks and rewards of ownership. Revenues from process milling are recognized as material is processed, in accordance with the specifics of the applicable processing agreement. In general, the Company collects a recycling fee for receipt of the material and/or receives the proceeds from the sale of any uranium or vanadium produced. Revenues from engineering services are recognized as the services are provided in accordance with customer agreements.

            Revenues are recognized only to the extent they are reasonably considered to be collectible. Deferred revenues represent processing proceeds received on delivery of materials but in advance of the required processing activity.

      (p)   Stock-Based Compensation

            Effective October 1, 2004, the Company retroactively adopted, without restatement, the amended standards of CICA Handbook Section 3870: "Stock-Based Compensation and Other Stock-Based Payments" ("Section 3870") which established standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services.

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

            Section 3870 requires a fair value-based method of accounting for stock options granted to employees, including directors, and to non-employees (Note 3).

      (q)   Earnings (Loss) per Share

            Basic earnings (loss) per share is computed by dividing net income
            (loss) for the period by the weighted-average number of common shares outstanding for the period. The Company follows the "treasury stock" method in the calculation of diluted earnings per share. Under this method, the calculation of diluted earnings per share assumes that the proceeds to be received from the exercise of "in the money" stock options are applied to repurchase common shares at the average market price for the period. The calculation of diluted loss per share does not make this assumption as the result would be anti-dilutive.

      (r)   New Accounting Standards

            In January 2005, the CICA issued the following new accounting standards, effective October 1, 2006:

            CICA Handbook Section 1530: "Comprehensive Income" establishes standards for reporting comprehensive income, defined as a change in value of net assets that is not due to owner activities, by introducing a new requirement to temporarily present certain gains and losses outside of net income. The adoption of this new standard by the Company is not expected to have a material impact.

            CICA Handbook Section 3251: "Equity" establishes standards for the presentation of equity and changes in equity during the reporting period. The adoption of this new standard by the Company is not expected to have a material impact.

            CICA Handbook Section 3855: "Financial Instruments - Recognition and Measurement" establishes standards for the recognition, classification and measurement of financial instruments including the presentation of any resulting gains and losses. Assets classified as available-for-sale securities will have revaluation gains and losses included in other comprehensive income until these assets are no longer included on the balance sheet. At September 30, 2005, the Company had certain long-term investments that would be classified as available-for-sale securities under this new standard, and any unrealized gains and losses would be included in comprehensive income.

3.    CHANGE IN ACCOUNTING POLICY

      Effective October 1, 2004, the Company adopted the amended standards of the CICA Section 3870: "Stock-Based Compensation and Other Stock-Based Payments" ("Section 3870"). Section 3870 establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. It requires a fair value-based method of accounting for stock options granted to employees, including directors, and to non-employees. Prior to October 1, 2004, the application of the fair value-method of accounting was limited to stock options granted to non-employees. The intrinsic value-based method of accounting was applied to stock options granted to employees which did not result in additional stock-based compensation expense as the exercise price was equal to the market price on the grant date. Pro forma disclosure of net income (loss) and earnings (loss) per share had the fair value-method been applied to stock options granted to employees is required.

      The Company has adopted the amendments to Section 3870 on a retroactive basis without restatement of prior periods. As a result, a cumulative adjustment of $773,655 to opening deficit effective October 1, 2004 has been reported separately on the consolidated statements of deficit. This adjustment represents the fair value of stock options granted to employees of $737,904 during 2004 and $35,751 during 2003.

4.    INVENTORIES

                                          September 30,
                                       2005        2004
                                    ----------   ----------
Vanadium concentrates               $  144,854   $  144,854
Work-in-process                      1,897,510      202,414
Parts and supplies                   1,281,281      842,123
                                    ----------   ----------

                                    $3,323,645   $1,189,391
                                    ==========   ==========

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

5. LONG-TERM INVESTMENTS

                                                     September 30,
                                                    2005        2004
                                                 ----------   --------
Portfolio investments                            $2,151,599   $892,221
Investment in Fortress Minerals Corp. (Note 6)    2,786,456          -
                                                 ----------   --------

                                                 $4,938,055   $892,221
                                                 ==========   ========

      At September 30, 2005, portfolio investments consist of common shares of four publicly-traded companies acquired by the Company at a cost of $2,151,599, with an aggregate market value of $7,105,564. During 2005, the Company acquired additional equity interests at a cost of $1,259,378. At September 30, 2005, the Company held share purchase warrants having an aggregate fair value of $2,319,940 to purchase additional equity interests for two of these companies.

      During 2004, the Company acquired portfolio investments consisting of common shares of two publicly-traded companies at a cost of $892,221. At September 30, 2004, the aggregate market value of the portfolio investments was $4,096,568.

6.    INVESTMENT IN FORTRESS MINERALS CORP.

      On June 23, 2004, the Company sold its Mongolian precious and base metals exploration properties to Fortress Minerals Corp. ("Fortress"), a company incorporated in Canada and listed for trading on the TSX Venture Exchange. In exchange, the Company received 28,000,000 common shares of Fortress, representing 63.14% of the then issued and outstanding common shares of Fortress, and $656,580 in cash for reimbursement of costs incurred on the exploration properties for the period from the date of agreement to the actual transfer date. The net book value of the assets and liabilities transferred was $3,088,201.

      In accordance with Emerging Issues Committee Abstract No. 124: "Definition of a Business", this transaction was accounted for as an acquisition of assets and no gain or loss has been recognized. The assets and liabilities assumed consist of the following:

                                            June 23,
                                              2004
                                           ----------
Cash received from Fortress                $  656,580
Cash and cash equivalents                     320,514
Other current assets                           55,363
Plant and equipment, net                        5,271
Mineral properties                          3,295,574
                                           ----------

                                            4,333,302
                                           ----------

Accounts payable and accrued liabilities      107,290
Minority interest                           1,137,811
                                           ----------

                                            1,245,101
                                           ----------

Net assets assumed                         $3,088,201
                                           ==========

      On September 1, 2004, the Company acquired through a private placement a further 732,500 units of Fortress at a price of Cdn $0.40 for a total cost of $220,069 (Cdn $293,000). Each unit consisted of one common share and one-half of one share purchase warrant, each whole warrant entitling the Company to purchase an additional common share at a price of Cdn $0.50 until September 1, 2005 and thereafter at a price of Cdn $0.60 until expiry on September 1, 2006.

      At September 30, 2004, the Company had an ownership interest in Fortress that exceeded 50% and exercised control. Accordingly, the Company's consolidated balance sheet and results of operations for 2004 include the accounts of Fortress on a consolidated basis with recognition of the minority interests' share of net assets and results of operations.

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

6.    INVESTMENT IN FORTRESS MINERALS CORP. (continued)

      On April 30, 2005, as a result of Fortress issuing additional common shares to third parties, the Company's ownership interest in Fortress was diluted to below 50% at which point the Company began to apply the equity method to account for the Company's investment in Fortress. At April 30, 2005, the Company had a 49.26% ownership interest in Fortress.

      At September 30, 2005, the Company held 28,732,500 common shares of Fortress, representing 44.39% of the issued and outstanding common shares of Fortress, and a share purchase warrant to acquire an additional 366,250 common shares of Fortress at a price of Cdn $0.60 per share until expiry on September 1, 2006.

7.    PLANT AND EQUIPMENT

                                               September 30, 2005
                                                   Accumulated
                                   Cost      Depreciation   Net Book Value
                                ----------   ------------   --------------
Mill buildings and equipment    $8,024,738   $  5,303,575     $2,721,163
Other machinery and equipment    1,227,841        731,302        496,539
                                ----------   ------------     ----------

                                $9,252,579   $  6,034,877     $3,217,702
                                ==========   ============     ==========

                                               September 30, 2004
                                                   Accumulated
                                   Cost      Depreciation   Net Book Value
                                ----------   ------------   --------------
Mill buildings and equipment    $7,303,851   $  4,938,585     $2,365,266
Other machinery and equipment    1,102,124        680,820        421,304
                                ----------   ------------     ----------

                                $8,405,975   $  5,619,405     $2,786,570
                                ==========   ============     ==========

      Mill buildings and equipment consist of the Company's White Mesa Mill located near Blanding, Utah. At September 30, 2005 and 2004, other machinery and equipment include held for resale assets with an aggregate net book value (being the estimated net realizable value) of $337,499 and $349,969, respectively.

8.    MINERAL PROPERTIES

      At September 30, 2005, mineral properties are comprised of exploration properties located in Canada and Mongolia, and uranium/vanadium mines in the United States. Capitalized mineral property costs relating to the U.S. mines, shut down in 1999, were written-off and charged to the results of operations during that year. The Company's mineral property interests are held directly or through option agreements, and a significant portion are subject to or pending joint venture arrangements. A summary of mineral properties for 2005 and 2004 is presented below:

                                                           Year Ended September 30, 2005
                                                    Beginning                         Ending
                                                     Balance     Expenditures         Balance
                                                    ----------   ------------       -----------
Canadian uranium properties:

  Moore Lake (Note 9)                               $1,779,392   $  4,939,687       $ 6,719,079
  Other                                                529,786      2,068,174         2,597,960
Mongolian uranium properties:

  Gurvan Saihan Joint Venture (Note 9)                  35,198        948,706           983,904
  Other                                                 17,878        631,992           649,870
U.S. uranium properties                                      -      2,462,072         2,462,072
Mongolian precious/base metal properties (Note 6)    3,809,009     (3,809,009)(1)             -
                                                    ----------   ------------       -----------

                                                    $6,171,263   $  7,241,622       $13,412,885
                                                    ==========   ============       ===========

(1) At September 30, 2005, the accounts of Fortress were no longer reported on a consolidated basis; therefore, its Mongolian precious/base metal properties were excluded from mineral properties as reported on the Company's consolidated balance sheet.

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

8.    MINERAL PROPERTIES (continued)

                                                              Year Ended September 30, 2004
                                                      Beginning                         Ending
                                                       Balance       Expenditures       Balance
                                                     -----------     ------------    -----------
Canadian uranium properties:
   Moore Lake (Note 9)                               $         -     $  1,779,392    $ 1,779,392
   Other                                                                  529,786        529,786
Mongolian uranium properties:
   Gurvan Saihan Joint Venture (Note 9)                        -           35,198         35,198
   Other                                                       -           17,878         17,878
Mongolian precious/base metal properties (Note 6)      1,776,982        2,032,027      3,809,009
                                                     -----------     ------------    -----------
                                                     $ 1,776,982     $  4,394,281    $ 6,171,263
                                                     ===========     ============    ===========

9.    JOINT VENTURES

      a)    Moore Lake

            During 2005, the Company exercised its option to acquire a 75% interest in the Moore Lake Property, subject to a 2.5% net smelter return royalty, from JNR Resources Inc. ("JNR"). The Moore Lake Property is located in the Athabasca Basin of Saskatchewan. Pursuant to the exercise terms under the option agreement, the Company incurred a minimum Cdn $4,000,000 in exploration expenditures and purchased common shares of JNR for $317,458 (Cdn $400,000). At September 30, 2005, expenditures incurred on the Moore Lake Property totaled $6,719,079. The Company and JNR are formalizing the terms of a 75/25 joint venture agreement.

      b)    Urizon Joint Venture

            During 2003, the Company entered into a 50/50 joint venture with Nuclear Fuel Services, Inc. ("NFS") to pursue an alternate feed program for the Mill. This joint venture is carried out through Urizon Recovery Systems, LLC ("Urizon"). NFS contributed its technology license to the joint venture while the Company contributed $1,500,000 in cash together with its technology license. Pursuant to the Urizon operating agreement, each joint venture party must provide and charge for services as specified therein. Depending upon the type of services provided by the joint venture parties, Urizon reimburses for such services either currently when charged or in the future out of available distributable cash after certain profit and funding conditions have been satisfied.

            The results of Urizon have been included in the Company's consolidated financial statements on a proportionate consolidation basis. The Company's 50% share of Urizon's balance sheet and results of operations is presented below:

                                              September 30,
                                            2005        2004
                                        -----------  ----------
Current assets                          $   20,588   $  20,588
Intangible asset (Note 10)                 625,000     687,500
Current liabilities                          3,620           -
Long-term debt                              99,593      99,593

Operating loss                             (66,120)    (64,224)
Cash flows from operating activities             -           -

            The joint venture has no cash flows arising from investing or financing activities.

      c)    Gurvan Saihan Joint Venture

            During 1994, the Company acquired a 70% interest in and became the managing partner of the Gurvan Saihan Joint Venture in Mongolia. The results of the Gurvan Saihan Joint Venture have been included in these financial statements on a consolidated basis since the Company exercises control.

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

10.   INTANGIBLE ASSET

                                      September 30, 2005
                                         Accumulated
                          Cost           Amortization       Net Book Value
                      -----------        ------------       --------------
Intangible asset      $   750,000         $ 125,000           $ 625,000
                      ===========         =========           =========

                                             September 30, 2004
                                                Accumulated
                              Cost              Amortization         Net Book Value
                      ------------------     ------------------    -------------------
Intangible asset      $          750,000     $           62,500    $           687,500

                      ==================     ==================    ===================

      The intangible asset consists of intellectual property and represents the Company's 50% interest in Urizon's technology license (Note 9).

11.   RESTRICTED INVESTMENTS

      The Company has cash and cash equivalents and fixed-income securities on deposit to collateralize its reclamation and certain other obligations (Note 12).

                                              September 30,
                                        2005               2004
                                  ---------------    --------------
Cash and cash equivalents         $     2,573,336    $    1,883,073
Fixed income securities                10,308,636        10,603,993
                                  ---------------    --------------

                                  $    12,881,972    $   12,487,066
                                  ===============    ==============

12.   RECLAMATION OBLIGATIONS

      The Company's asset retirement obligations consist of estimated future decommissioning and reclamation costs of the Mill and mining properties, and have been determined based on engineering estimates of the costs of reclamation, in accordance with legal and regulatory requirements. These cost estimates are reviewed periodically by applicable regulatory authorities. In the case of the Mill, the cost estimates are reviewed annually by the State of Utah Department of Environmental Quality, and adjusted by the Company to reflect the estimated costs of reclamation.

                                                         September 30,
                                                   2005             2004
                                              -------------    --------------
Reclamation obligations, beginning of year    $  12,603,595    $   12,320,983
Additions to liabilities                            331,285           282,612
                                              -------------    --------------

Reclamation obligations, beginning of year    $  12,934,880    $   12,603,595
                                              =============    ==============

      Applicable regulations require the Company to estimate reclamation costs on an undiscounted basis under the assumption that the reclamation would be performed at any time by a third party contractor. Management estimates that, once a decision is made to commence reclamation activities, substantially all of the reclamation activities could be completed in approximately 24-30 months. Since September 30, 2004, the Mill's reclamation estimate and bonding requirement increased from $10,618,895 to $10,950,180. There have been no changes to the reclamation cost estimate of $1,984,700 for the Company's mining properties, however the mine bonding requirements increased by $482,502 to $1,499,260 during 2005. Elements of uncertainty in estimating decommissioning and reclamation costs include potential changes in regulatory requirements, decommissioning and reclamation alternatives. Actual costs may be materially different from those estimated.

      The Company has posted bonds (collateralized by cash and cash equivalents and fixed income securities) in favor of the State of Utah and the applicable state regulatory agencies in Colorado and Arizona as partial collateral for these liabilities and has deposited fixed income securities on account of these obligations (Note 11).

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

13.   RELATED PARTY TRANSACTIONS

      During 2005, the Company incurred legal fees of $77,302 (2004: $169,026; 2003: $45,847) with a law firm of which a partner is a director of the Company.

      During 2005, the Company incurred management and administrative service fees of $168,799 (2004: $136,335; 2003: $90,000) with a company owned by the Chairman of the Company which provides investor relations, office premises, secretarial and other services in Vancouver at a rate of Cdn $18,000 per month plus expenses. At September 30, 2005, an amount of $70,238 (September 30, 2004: Nil) was due to this company.

      During 2005, the Company provided mine reclamation management and engineering support services of $80,337 (2004: $421,182; 2003: $135,017)
      on a cost plus basis to a company with common directors. At September 30, 2005, an amount of $80,337 (September 30, 2004: $64,801) was due from this company.

      During 2005, the Company entered into an agreement with Fortress to provide executive and administrative services and charged an aggregate $20,921 for such services. The executive services are billed on an hourly basis plus out-of-pocket expenses while the administrative services are at the rate of Cdn $6,400 per month. At September 30, 2005, an amount of $28,696 was due from Fortress relating to this agreement.

14.   SHARE CAPITAL

      a)    Authorized: Unlimited number of common shares without par value

      b)    Issued and Outstanding:

                                                                               Number of
                                                                             Common Shares        Amount
                                                                             -------------     -------------
Balance at September 30, 2002                                                  65,735,066      $  37,466,609
                                                                               ----------      -------------

Issued for cash:
  Exercise of stock options                                                     3,235,000            468,924
                                                                               ----------      -------------

Balance at September 30, 2003                                                  68,970,066      $  37,935,533
                                                                               ----------      -------------

Issued for cash:

  Private placements, net of issue costs of $476,941 (c)                        6,700,000          7,069,531
  Flow-through private placements, net of issue costs of $152,578 (c)           3,250,000          5,339,438
  Exercise of stock options                                                       715,000            546,111
Renunciation effects of flow-through private placements                                 -           (585,133)
                                                                               ----------      -------------

                                                                               10,665,000         12,369,947
                                                                               ----------      -------------

Balance at September 30, 2004                                                  79,635,066      $  50,305,480
                                                                               ----------      -------------

Issued for cash:
  Flow-through private placement, net of issue costs of $227,470 (c)            1,000,000          5,574,316
  Exercise of stock options                                                       787,000            418,365
Issued for mineral property acquisition (d)                                       147,000            906,722
Fair value of stock options exercised                                                   -            374,997
Renunciation effects of flow-through private placements                                 -         (1,434,096)
                                                                               ----------      -------------

                                                                                1,934,000          5,840,304
                                                                               ----------      -------------

Balance at September 30, 2005                                                  81,569,066      $  56,145,784
                                                                               ==========      =============

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

14.   SHARE CAPITAL (continued)

      c)    Private Placements (Note 22)

            In March 2005, the Company completed a private placement of 1,000,000 flow-through common shares at a price of Cdn $7.00 per share for gross proceeds of Cdn $7,000,000 ($5,801,786). Share issue costs of $227,470 were incurred, comprised of $224,097 for finders' fees and $3,373 for related expenses, resulting in net proceeds of $5,574,316 from the private placement. These funds are restricted to eligible Canadian exploration expenditures which will be renounced to the subscribers in February 2006.

            In November 2003 and September 2004, the Company completed private placements of 3,250,000 flow-through common shares at prices of Cdn $1.10 and Cdn $4.00 per share for gross proceeds of Cdn $7,200,000 ($5,492,016). Share issue costs of $152,578 were incurred for finders' fees resulting in net proceeds of $5,339,438 from the private placements. These funds are restricted to eligible Canadian exploration expenditures.

            In December 2003, the Company completed a private placement of 6,700,000 common shares at a price of Cdn $1.50 per share for gross proceeds of Cdn $10,050,000 ($7,656,090). Share issue costs of $586,559 were incurred, comprised of $476,941 for finders' fees and $109,618 for related expenses, resulting in net proceeds of $7,069,531 from the private placement.

      d)    Mineral Property

            In September 2005, the Company issued 147,000 common shares at a price of Cdn $7.35 per share for a total value of Cdn $1,080,450 ($906,722) as part of the acquisition of a U.S. uranium property (Note 8).

15.   STOCK OPTIONS

      At September 30, 2005, the Company had a stock-based compensation plan reserving for issuance a maximum of 10,700,000 common shares of the Company, as amended periodically by shareholder approval (the "Plan"). At the last annual general meeting held on March 22, 2005, the shareholders of the Company approved an amendment of the Plan to increase the maximum number of common shares reserved for issuance from 6,700,000 to 10,700,000 common shares, as well as other amendments required to align the Plan with new regulatory requirements. At September 30, 2005, the Company had remaining 3,890,000 common shares available for issuance under the Plan.

      The purpose of the Plan is to attract, retain and motivate directors, officers, key employees and consultants of the Company and to advance the interests of the Company by providing eligible persons with the opportunity to acquire an increased proprietary interest in the Company. Under the Plan, all stock options, including vesting provisions, if any, are granted at the discretion of the Company's board of directors. The term of any stock option granted may not exceed ten years and the exercise price may not be lower than the closing price of the Company's shares on the last trading day immediately preceding the date of grant. In general, stock options granted under the Plan have a term of three years and have no vesting provisions.

      A continuity summary of the stock options granted under the Plan is presented below:

                                                                   Years Ended September 30,
                                              2005                            2004                            2003
                                     ------------------------      -------------------------         -------------------------
                                                   Weighted-                       Weighted-                        Weighted-
                                                    Average                         Average                          Average
                                                   Exercise                        Exercise                         Exercise
                                     Number of     Price per          Number of    Price per          Number of     Price per
                                      Common         Share              Common       Share             Common         Share
                                      Shares        (Cdn $)             Shares      (Cdn $)            Shares        (Cdn $)
                                     ---------   ------------         ---------  ------------        ----------   ------------
Balance, beginning of year           1,940,000   $       0.85           670,000  $       0.32         4,055,000   $       0.25

Granted                                710,000           5.28         1,985,000          1.08           250,000           0.31
Exercised                             (787,000)          0.65          (715,000)         1.01        (3,235,000)          0.20
Expired                                      -                                -                        (400,000)          0.57
                                     ---------   ------------         ---------  ------------         ---------   ------------

Balance, end of year                 1,863,000   $       2.62         1,940,000  $       0.85           670,000   $       0.32
                                     =========   ============         =========  ============         =========   ============

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

15.   STOCK OPTIONS (continued)

      A summary of stock options outstanding and exercisable at September 30, 2005 is presented below:

                                             Weighted-
                                              Average               Average
                 Range of Exercise         Exercise Price          Remaining
  Number of       Prices per Share           per Share          Contractual Life
Common Shares         (Cdn $)                 (Cdn $)               (Years)
-------------    -----------------         --------------       ----------------
  1,163,000            $1.01                   $  1.01               1.16
    610,000        $4.27 to $5.28              $  4.97               2.46
     90,000            $7.53                   $  7.53               2.94
-------------                                  -------               ----
  1,863,000                                    $  2.62               1.67
  =========                                    =======               ====

      Outstanding options expire between November 2006 and September 2008.

      The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                               Years Ended September 30,
                                          2005         2004          2003
                                         -------      -------       --------
Risk-free interest rate                    2.90%        2.81%         4.04%
Expected stock price volatility              87%          93%           65%
Expected life                           2 years      3 years       3 years
Expected dividend yield                       -            -             -

Weighted-average fair value per
 share under options granted               $1.66        $0.48         $0.14
                                        ========     ========      ========

      For 2005, stock-based compensation expense of $1,179,901 (2004: $224,718; 2003: Nil) was recorded by the Company, of which $948,420 (2004: $224,718; 2003: Nil) is included in selling, general and administrative expense and $231,481 (2004: Nil; 2003: Nil) is included in capitalized mineral property expenditures.

      For 2005, the fair value-based method of accounting was applied to stock options granted to employees, including directors, and non-employees. For 2004 and 2003, the weighted-average information above includes the effects of the cumulative adjustment of $773,655 to opening deficit effective October 1, 2004 reported separately on the consolidated statements of deficit. This adjustment represents the fair value of stock options granted to employees of $737,904 during 2004 and $35,751 during 2003.

      Pro forma disclosure of net income (loss) and earnings (loss) per share had the fair value-method been applied to stock options granted to employees during 2004 and 2003 is presented below:

                                                          Years Ended September 30,
                                                             2004          2003
                                                        -------------   ------------
Net income (loss), as reported                          $ (2,186,679)   $ 5,533,152
Additional stock-based compensation expense                 (737,904)       (35,751)
                                                        ------------    -----------

Net income (loss), pro forma                            $ (2,924,583)   $ 5,497,401
                                                        ============    ===========

Basic and diluted earnings (loss) per share:

   As reported                                         ($       0.03)   $      0.08
   Pro forma                                           ($       0.04)   $      0.08
                                                        ============    ===========

Refer to Note 3

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

16.   CONTRIBUTED SURPLUS

      A continuity summary of contributed surplus is presented below:

                                                                    Years Ended September 30,
                                                         2005                2004              2003
                                                   ----------------    ----------------   ----------------
Balance, beginning of year                         $        224,718    $              -   $              -

Retroactive effect of change in accounting policy
 for stock-based compensation (Note 3)                      773,655                   -                  -
Stock-based compensation expense as
 a result of stock options granted                        1,179,901             224,718                  -
Value of stock options assigned to share
 capital upon exercise of stock options                    (374,997)                  -                  -
                                                   ----------------    ----------------   ----------------
Balance, end of year                               $      1,803,277    $        224,718   $              -
                                                   ================    ================   ================

17.   INCOME TAXES

                                                                          September 30,
                                                         2005                2004                2003
                                                   ----------------    ----------------   ----------------
Combined basic tax rate                                          40%                 40%                40%

Income (loss) from operations                      $     (2,345,387)   $     (2,186,679)  $      5,533,152
                                                   ================    ================   ================
Income tax recovery at combined basic tax rate             (938,155)           (874,672)         2,213,261
Change in valuation allowance                              (529,622)             28,793         (2,448,966)
Other                                                     1,494,578             260,746            235,705
                                                   ----------------    ----------------   ----------------
Tax expense (recovery) per consolidated
 financial statements                              $         26,801    $       (585,133)  $              -
                                                   ================    ================   ================

The tax effects of temporary differences resulting in future income tax assets and future income tax liabilities are presented below:

                                                                          September 30,
                                                          2005                2004                2003
                                                   ----------------    ----------------   ----------------
Future income tax assets:
  Tax losses and other tax pools carried forward   $      5,122,449    $      5,412,595   $      5,283,133
  Inventory                                                       -             382,169            382,169
  U.S. mineral properties                                 1,757,728           1,224,421          1,124,872
  Deferred revenue                                        1,559,059           1,442,637            863,575
                                                   ----------------    ----------------   ----------------
                                                          8,439,236           8,461,822          7,653,749
Future income tax liability:
  Plant and equipment                                    (1,308,147)         (1,994,567)        (1,215,287)
  Canadian mineral properties                            (2,062,236)                  -                  -
  Reclamation and other                                    (591,672)                  -                  -
                                                   ----------------    ----------------   ----------------
                                                          4,477,181           6,467,255          6,438,462
Valuation allowance                                      (5,938,078)         (6,467,255)        (6,438,462)
                                                   ----------------    ----------------   ----------------
Net future income tax assets (liabilities)         $     (1,460,897)   $              -   $              -
                                                   ================    ================   ================

Management believes that sufficient uncertainty exists regarding the realization of certain future income tax assets and that a valuation allowance is required.

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

17.   INCOME TAXES (continued)

      At September 30, 2005, the Company had the following non-capital loss carry-forwards available for tax purposes:


Country                                                                       Amount       Expiry
-------                                                                ----------------   ---------
Canada                                                                 $      1,582,252   2007-2014
United States                                                                10,765,000   2018-2024

18.   SEGMENTED INFORMATION

      a)    Geographic Information

                                                                  Years Ended September 30,
                                                         2005              2004               2003
                                                   ----------------   ----------------  ----------------
Revenue:
  United States                                    $        130,816   $      2,424,456  $     12,550,018
                                                   ----------------   ----------------  ----------------
Net income (loss):
  Canada                                           $     (1,885,528)  $       (105,756) $       (174,372)
  United States                                            (378,944)        (2,446,602)        6,065,195
  Mongolia                                                 (107,716)           365,679          (357,671)
                                                   ----------------   ----------------  ----------------
                                                   $     (2,372,188)  $     (2,186,679) $      5,533,152
                                                   ----------------   ----------------  ----------------
Total assets:
  Canada                                           $     20,883,541   $     13,288,701  $        465,510
  United States                                          22,784,085         20,769,794        23,047,594
  Mongolia                                                1,533,945          5,329,060         2,103,148
                                                   ----------------   ----------------  ----------------
                                                   $     45,201,571   $     39,387,555  $     25,616,252
                                                   ================   ================  ================

      b)    Major Customers

      The Company's business is such that, at any given time, it sells its uranium and vanadium concentrates to and enters into process milling arrangements with a relatively small number of customers. During 2005, a process milling customer accounted for approximately 33% of total revenues. During 2004, a vanadium customer accounted for approximately 65% of total revenues. During 2003, a process milling customer accounted for approximately 89% of total revenues. Accounts receivable from any individual customer will exceed 10% of total accounts receivable on a regular basis.

19.   SUPPLEMENTAL CASH FLOW INFORMATION

                                                                       September 30,
                                                         2005               2004             2003
                                                   ----------------   ----------------  ----------------
Non-cash investing and financing activities:
  Issuance of common shares for mineral property   $        906,722   $              -  $              -

Cash received for interest                                  676,206            528,730           491,157

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

20.   COMMITMENTS AND CONTINGENCIES

      In the first quarter of fiscal 2004, the Company received a demand and threat of pursuit of litigation in respect of alleged preferential payments by a former customer, in the amount of approximately $1.2 million, that were paid pursuant to certain contracts with the Company. The former customer filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in January 2002. That company subsequently sold substantially all of its assets to The Shaw Group, Inc. ("Shaw"), which was believed to have assumed the contracts in question and has subsequently performed the contracts with the Company. In May 2004, the Company received a formal complaint in the bankruptcy proceeding seeking the recovery of approximately $1.7 million as an alleged preferential payment. The Company answered the complaint, disputing the claim, asserting among other defenses that there is no liability on account that the Company's contract was assumed and assigned to Shaw and as a result, there is no preference liability. As a result of a settlement between the former customer and Shaw, the formal complaint against the Company was dismissed in September 2005 without payment and without any liability to the Company. This matter is now closed.

      The Company has detected some chloroform contamination at the Mill site that appeared to have resulted from the operation of a temporary laboratory facility that was located at the site prior to and during the construction of the Mill facility, and septic drain fields that were used for laboratory and sanitary wastes prior to construction of the Mill's tailings cells. In April 2003, the Company commenced an interim remedial program of pumping the chloroform-contaminated water from the groundwater to the Mill's tailings cells. This will enable the Company to begin clean up of the contaminated areas and to take a further step towards resolution of this outstanding issue. Although the investigations to date indicate that this contamination appears to be contained in a manageable area, the scope and costs of final remediation have not yet been determined and could be significant.

      The Company is required to comply with environmental protection laws and regulations and permitting requirements, and anticipates that it will be required to continue to do so in the future. Although the Company believes that its operations are in compliance, in all material respects, with all relevant permits, licenses and regulations involving worker health and safety as well as the environment, the historical trend toward stricter environmental regulation may continue. The uranium industry is subject to not only the worker health and safety and environmental risks associated with all mining businesses, but also to additional risks uniquely associated with uranium mining and milling. The possibility of more stringent regulations exists in the area of worker health and safety, the disposition of wastes, the decommissioning and reclamation of mining and milling sites, and other environmental matters, each of which could have a material adverse effect on the costs of reclamation or the viability of the operations.

      The Company has committed to payments under operating leases for the rental of office space and office equipment for both the Denver and Saskatoon offices which expire from May 31, 2008 to July 31, 2010. The future minimum lease payments are as follows:

Fiscal Year
2006                   $102,890
2007                    139,589
2008                     93,297
2009                     42,564
2010                     32,235

21.   FINANCIAL INSTRUMENTS

    a) Credit Risk

            Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, accounts receivable, amounts due from the Urizon Joint Venture, and restricted fixed income securities. The Company deposits cash and cash equivalents with financial institutions it believes to be creditworthy, principally in money market funds, which may at certain times, exceed federally insured levels. The Company's restricted investments consist of investments in U.S. government bonds, commercial paper and high-grade corporate bonds with maturities extending beyond 90 days. The Company's accounts receivable are derived from customers primarily located in the United States. The Company performs ongoing credit evaluation of its customers' financial condition and, in most cases, requires no collateral from its customers. The Company will maintain an allowance for doubtful accounts receivable in those cases where the expected collectability of accounts receivable is in question.

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

21. FINANCIAL INSTRUMENTS (continued)

      b) Fair Values

            The fair values of cash and cash equivalents, trade and other receivables and accounts payable and accrued liabilities approximate their carrying values because of the short-term nature of these instruments.

            The fair value of the Company's portfolio investments will fluctuate with market prices. At September 30, 2005, the market value of these securities exceeded the book value by $4,953,965 (September 30, 2004: $3,204,347). The fair values of the Company's restricted investments in cash and cash equivalents, U.S. government bonds, commercial paper and corporate bonds approximate carrying values.

22.   SUBSEQUENT EVENTS

      On October 14, 2005, the Company completed a private placement of 6,000,000 common shares at a price of Cdn $7.50 per share for gross proceeds of Cdn $45,000,000 ($38,010,648).

      On November 25, 2005, the Company announced a private placement of 850,000 flow-through common shares at a price of Cdn $7.75 per share for gross proceeds of Cdn $6,587,500.

      Subsequent to September 30, 2005, the Company received certain uranium ore under a toll milling agreement whereby the Company will earn a total of $1,365,000 in two equal instalments. In November 2005, the Company issued the first invoice for $682,500.

23.   COMPARATIVE FIGURES

      Certain comparative figures have been reclassified to conform to the current year's presentation.

24. MATERIAL DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

      The consolidated financial statements have been prepared in accordance with Canadian GAAP which differ in certain material respects from those principles and practices that the Company would have followed had its consolidated financial statements been prepared in accordance with U.S. GAAP.

      a)    Cash and Cash Equivalents

            U.S. GAAP requires that funds raised through the issuance of flow-through shares be shown as restricted cash and not be considered to be a component of cash and cash equivalents. In addition, the restricted cash would be excluded from cash and cash equivalents in the statement of cash flows and shown as a financing activity.

      b)    Short and Long-Term Investments

            Under Canadian GAAP, investments in available-for-sale securities are carried at the lower of cost and estimated fair market value. Under U.S. GAAP, securities that are available-for-sale are recorded at fair value and unrealized gains or losses are excluded from earnings and recorded as other comprehensive income, a separate component of shareholders' equity.

      c)    Plant and Equipment

            Under Canadian GAAP, the Company's surplus assets held for resale were depreciated to an amount less than net realizable value. Under U.S. GAAP, assets held for resale are recorded at the lower of cost or net realizable value and are not depreciated.

      d)    Mineral Properties

            Under Canadian GAAP, the Company capitalizes mineral property exploration expenditures as disclosed in Note 2(l). Under U.S. GAAP, all exploration costs incurred before a commercially mineable deposit is established must be expensed as incurred. For 2005, the equity in loss of Fortress Minerals Corp. of $678,953 increased by $1,995,099 as a result of expensing all capitalized mineral property expenditures incurred by Fortress.

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

24. MATERIAL DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

      e)    Joint Ventures

            Under Canadian GAAP, investments in jointly-controlled entities can be accounted for using the proportionate consolidation method. Under U.S. GAAP, investments in incorporated joint ventures are accounted for using the equity method. Under an accommodation of the SEC, the accounting for joint ventures need not be reconciled from Canadian to U.S. GAAP. These differences affect only the display and classification of financial statement items excluding shareholders' equity and net income.

      f)    Goodwill

            Under Canadian GAAP, the Company's formation in 1997 through an amalgamation of IUC with Thornbury Capital Corporation ("Thornbury") has been accounted for as an acquisition of Thornbury resulting in the recording of goodwill. Under U.S. GAAP, the transaction has been accounted for as a recapitalization whereby the net monetary assets of Thornbury would be recorded at fair value, except that no goodwill or other intangibles would be recorded. The goodwill recorded under Canadian GAAP has been subsequently written off. As a result, the deficit and share capital of the Company are both reduced under U.S. GAAP.

      g)    Liabilities

            Under U.S. GAAP, the sale of flow-through shares results in a liability being recognized for the excess of the purchase price paid by the investors over the fair value of common shares without the flow-through feature. The fair value of the shares is recorded as equity. When the tax deductibility of the expenditures is renounced, the liability is reversed and a future income tax liability is recorded for the amount of the benefits renounced to third parties, resulting in an income tax expense.

      h)    Subsidiaries

            Under Canadian GAAP, gains on dilution of interests in a subsidiary are recognized in income in the period in which they occur. Under U.S. GAAP, the gain on dilution is not recognized if it results from the sale of securities by a subsidiary in the exploration stage and instead is accounted for as a capital transaction.

      i)    Stock-Based Compensation

            Under Canadian GAAP, the Company retroactively adopted, without restatement, amended standards requiring a fair value-based method of accounting for stock options granted to employees, including directors, and non-employees effective October 1, 2004. Under U.S. GAAP, the Company may continue to measure stock options granted to employees using the intrinsic value-based method whereby stock-based compensation is measured as the excess of the market price on the grant date over the exercise price. In order to remain consistent with the adoption under Canadian GAAP, the Company has elected under U.S. GAAP to retroactively adopt the fair value-based method of accounting for stock options granted to employees. Under U.S. GAAP, such retroactive adoption requires restatement of prior periods.

Consolidated Balance Sheets

                                                                   September 30,
                                                             2005              2004
                                                         ------------       ------------
Cash and cash equivalents:
   Under Canadian GAAP                                   $  6,111,119       $ 12,044,955
   Restricted cash from flow-through financings (a)        (4,127,758)        (3,840,231)
                                                         ------------       ------------

   Under U.S. GAAP                                          1,983,361          8,204,724
                                                         ============       ============
Restricted cash:
   Under Canadian GAAP                                   $          -       $          -
   Restricted cash from flow-through financings (a)         4,127,758          3,840,231
                                                         ------------       ------------
   Under U.S. GAAP                                          4,127,758          3,840,231
                                                         ============       ============

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

24. MATERIAL DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

      Consolidated Balance Sheets (continued)

                                                                               September 30,
                                                                          2005               2004
                                                                      ------------       ------------
Short-term investments:
   Under Canadian GAAP                                                $          -       $  1,089,960
   Unrealized gain on available-for-sale securities (b)                          -          1,699,059
                                                                      ------------       ------------
   Under U.S. GAAP                                                    $          -       $  2,789,019
                                                                      ============       ============
Long-term investments:
   Under Canadian GAAP                                                $  4,938,055       $    892,221
   Unrealized gain on available-for-sale securities (b)                  7,273,905          3,204,347
   Additional equity in loss of Fortress Minerals Corp. (d)             (1,995,099)                 -
                                                                      ------------       ------------
Under U.S. GAAP                                                       $ 10,216,861       $  4,096,568
                                                                      ============       ============
Plant and equipment, net
   Under Canadian GAAP                                                $  3,217,702       $  2,786,570
   Accumulated depreciation of assets held for resale (c)                  301,444            332,482
                                                                      ------------       ------------
   Under U.S. GAAP                                                    $  3,519,146       $  3,119,052
                                                                      ============       ============
Mineral properties:
   Under Canadian GAAP                                                $ 13,412,885       $  6,171,263
   Mineral property costs expensed as incurred (d)                     (13,412,885)        (6,171,263)
                                                                      ------------       ------------
   Under U.S. GAAP                                                    $          -       $          -
                                                                      ============       ============
Other liability:
   Under Canadian GAAP                                                $          -       $          -
   Effects of flow-through financings (g)                                1,369,522                  -
                                                                      ------------       ------------
   Under U.S. GAAP                                                    $  1,369,522       $          -
                                                                      ============       ============
Share capital:
   Under Canadian GAAP                                                $ 56,145,784       $ 50,305,480
   Effects of 1997 amalgamation (f)                                       (615,970)          (615,970)
   Effects of flow-through financings (g)                                  335,923            271,349
                                                                      ------------       ------------
   Under U.S. GAAP                                                    $ 55,865,737       $ 49,960,859
                                                                      ============       ============
Additional paid-in capital:
   Under Canadian GAAP                                                $          -       $          -
   Adjust dilution gain from subsidiary interests (h)                    2,646,871            548,549
                                                                      ------------       ------------
   Under U.S. GAAP                                                    $  2,646,871       $    548,549
                                                                      ============       ============
Contributed surplus:
   Under Canadian GAAP                                                $  1,803,277       $    224,718
   Retroactive adoption relating to stock-based compensation (i)                 -            773,655
                                                                      ------------       ------------
Under U.S. GAAP                                                       $  1,803,277       $    998,373
                                                                      ============       ============

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

24. MATERIAL DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

      Consolidated Balance Sheets (continued)

                                                                                 September 30,
                                                                            2005                 2004
                                                                        ------------         ------------
Deficit:
   Under Canadian GAAP                                                  $(33,143,559)        $(29,997,716)
   Accumulated depreciation of assets held for resale (c)                    301,444              332,482
   Mineral property costs expensed as incurred (d)                       (13,412,885)          (6,171,263)
   Additional equity in loss of Fortress Minerals Corp. (d)               (1,995,099)                   -
   Effects of 1997 amalgamation (f)                                          615,970              615,970
   Effects of flow-through financings (g)                                 (1,705,445)            (271,349)
   Adjust dilution gain from subsidiary interests (h)                     (2,646,871)            (548,549)
   Retroactive adoption relating to stock-based compensation (i)                   -             (773,655)
                                                                        ------------         ------------
   Under U.S. GAAP                                                      $(51,986,445)        $(36,814,080)
                                                                        ============         ============

Accumulated other comprehensive income:
   Under Canadian GAAP                                                  $          -         $          -
   Unrealized gain on available-for-sale securities (b)                    7,273,905            4,903,406
                                                                        ------------         ------------
   Under U.S. GAAP                                                      $  7,273,905         $  4,903,406
                                                                        ============         ============

      Consolidated Statements of Operations

                                                                                 September 30,
                                                                 2005                 2004                 2003
                                                             ------------         ------------         ------------
Net earnings (loss) for the year, under
 Canadian GAAP                                               $ (2,372,188)        $ (2,186,679)        $  5,533,152
   Depreciation of assets held for resale (c)                     (31,038)            (100,293)             209,541
   Mineral property costs expensed as incurred (d)             (7,241,622)          (4,394,281)          (1,238,085)
   Additional equity in loss of Fortress
    Minerals Corp. (d)                                         (1,995,099)                   -                    -
   Effects of flow-through financings (g)                      (1,434,096)            (271,349)                   -
   Adjust dilution gain from subsidiary interests (h)          (2,098,322)            (548,549)                   -
   Retroactive adoption relating to stock-based
    compensation (i)                                                    -             (737,904)             (35,751)
                                                             ------------         ------------         ------------
Net earnings (loss) for the year, under U.S. GAAP             (15,172,365)          (8,239,055)           4,468,857

Unrealized gain on available-for-sale securities (b)            2,370,499            3,974,131              929,275
                                                             ------------         ------------         ------------
Comprehensive earning (loss) under U.S. GAAP                 $(12,801,866)        $ (4,264,924)        $  5,398,132
                                                             ============         ============         ============

Basic and diluted net earnings (loss) per
 share under U.S. GAAP                                       $      (0.19)        $      (0.11)        $       0.07
                                                             ============         ============         ============

INTERNATIONAL URANIUM CORPORATION

Notes to the Consolidated Financial Statements
Years Ended September 30, 2005, 2004 and 2003
(Expressed in U.S. Dollars, Unless Otherwise Noted)

24. MATERIAL DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

      Consolidated Statements of Cash Flows

                                                                                September 30,
                                                                2005                 2004                 2003
                                                            ------------         ------------         ------------
Net cash used in operating activities:
   Under Canadian GAAP                                      $ (4,414,006)        $   (884,097)        $ (4,396,379)

   Mineral property costs expensed as incurred (d)            (9,264,765)          (4,186,908)          (1,356,166)
                                                            ------------         ------------         ------------

   Under U.S. GAAP                                          $(13,678,771)        $ (5,071,005)        $ (5,752,545)
                                                            ============         ============         ============
Net cash provided by (used in) investing activities:
   Under Canadian GAAP                                      $ (7,497,032)        $ (4,859,839)        $  1,148,438
   Mineral property costs expensed as incurred (d)             9,264,765            4,186,908            1,356,166
                                                            ------------         ------------         ------------

   Under U.S. GAAP                                          $  1,767,733         $   (672,931)        $  2,504,604
                                                            ============         ============         ============
Net cash provided by (used in) financing activities:
   Under Canadian GAAP                                      $  5,977,202         $ 14,149,812         $    176,238
   Restricted cash from flow-through financings (a)           (4,127,758)          (3,840,231)                   -
                                                            ------------         ------------         ------------

   Under U.S. GAAP                                          $  1,849,444         $ 10,309,581         $    176,238
                                                            ============         ============         ============

New Accounting Standards

a) The Emerging Issues Task Force ("EITF") issued EITF 04-02 effective for reporting periods beginning after April 29, 2004 which concludes that mineral rights acquired in a business combination should be accounted for as tangible rather than intangible assets and disclosed as a separate component of property, plant and equipment. EITF 04-03 did not have a material impact on the reconciliation of the Company's consolidated financial statements with U.S. GAAP; and

b) EITF 04-03 effective for reporting periods beginning after March 31, 2004 addresses the impact of value beyond proven and probable reserves and the effects of anticipated fluctuations in the future market price of minerals in determining (i) the allocation of the purchase price of a business combination to mining assets, and (ii) testing mining assets for impairment. EITF 04-03 did not have a material impact on the reconciliation of the Company's consolidated financial statements with U.S. GAAP.

INTERNATIONAL URANIUM CORPORATION
CORPORATE DIRECTORY

EXECUTIVE OFFICERS
RON F. HOCHSTEIN
President and
Chief Executive Officer

MARK A. KATSUMATA
Vice President, Chief Financial Officer

DAVID C. FRYDENLUND
Vice President, General Counsel and Corporate Secretary

BOARD OF DIRECTORS
JOHN H. CRAIG
Compensation Committee
Corporate Governance and Nominating Committee
Environment, Health, and Safety Committee
Toronto, Ontario, Canada

BRIAN D. EDGAR
Audit Committee
Vancouver, BC, Canada

DAVID C. FRYDENLUND
Environment, Health, and Safety Committee
Denver, Colorado, USA

RON F. HOCHSTEIN
Vancouver, BC, Canada

LUKAS H. LUNDIN
Chairman
Compensation Committee
Vancouver, BC,  Canada

EIRA THOMAS
Audit Committee
Corporate Governance and Nominating Committee
Environment, Health, and Safety Committee
Vancouver, BC, Canada

WILLIAM A. RAND
Audit Committee
Compensation Committee
Corporate Governance and Nominating Committee
Vancouver, BC, Canada

EXECUTIVE OFFICE
International Uranium Corporation
885 West Georgia St., Suite 2101
Vancouver, BC, Canada V6C 3E8
Tel: 604.689.7842
Fax: 604.689.4250

UNITED STATES OFFICE
International Uranium (USA) Corporation
1050 Seventeenth Street, Suite 950
Denver, Colorado, USA 80265
Tel: 303.628.7798
Fax: 303.389.4126
www.intluranium.com

SASKATOON OFFICE
International Uranium Corporation
200 230 22nd Street East
Saskatoon, SK, Canada S7K 0E9

MONGOLIA OFFICE
International Uranium Mongolia, XXK
Str. Olympia 8, Shuren Building
Sukhbaatar District
Ulaanbaatar 13, Mongolia

WHITE MESA MILL OFFICE
International Uranium (USA) Corporation
6425 S. Highway 191
PO Box 809
Blanding, Utah, USA 84511

REGISTERED & RECORDS OFFICE
Cassels Brock & Blackwell LLP
Scotia Plaza, Suite 2100
40 King Street West
Toronto, Ontario, Canada M5H 3C2

LEGAL COUNSEL
Cassels Brock & Blackwell LLP
Scotia Plaza, Suite 2100
40 King Street West
Toronto, Ontario, Canada M5H 3C2

Parsons Behle & Latimer
One Utah Center, Suite 1800
201 South Main Street
Salt Lake City, Utah, USA  84145

INVESTOR RELATIONS
International Uranium Corporation
885 West Georgia St., Suite 2101
Vancouver, BC, Canada V6C 3E8
Tel: 604.689.7842
Fax: 604.689.4250
Email: intluranium@namdo.com
www.intluranium.com

BANKERS
Canadian Imperial Bank of Commerce
Vancouver, BC, Canada

Wells Fargo Bank
Denver, Colorado, USA

AUDITORS
PricewaterhouseCoopers LLP
Vancouver, BC, Canada

TRANSFER AGENT
Computershare Trust Company of Canada
Toronto, Ontario, Canada
Vancouver, BC, Canada

SHARE CAPITAL
Authorized:  unlimited common shares
Issued and Outstanding:
81,569,066 (as at September 30, 2005)

STOCK EXCHANGE LISTING
Toronto Stock Exchange
Trading Symbol:  IUC


The Annual Meeting will be held at the Corporation's executive office, Suite 2101, 885 West Georgia Street, Vancouver, BC, Canada on Thursday, February 2, 2006, at the hour of 10:00 a.m. (Vancouver time).